Exhibit 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

JFL-NRC-SES PARTNERS, LLC

AND

HENNESSY CAPITAL ACQUISITION CORP. III

RELATING TO THE PURCHASE OF MEMBERSHIP INTERESTS OF

NRC GROUP HOLDINGS, LLC

DATED AS OF JUNE 25, 2018

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Annex I	—	Board of Directors and Committee Members of Purchaser

Exhibit A	—	Form of Certificate of Designations, Preferences, Rights and Limitations
Exhibit B	—	Form of Amended and Restated Bylaws
Exhibit C	—	Form of Second Amended and Restated Certificate of Incorporation
Exhibit D	—	Form of Omnibus Equity Incentive Plan
Exhibit E	—	Form of Lock-up Agreement
Exhibit F	—	Form of Amended and Restated Registration Rights Agreement
Exhibit G	—	Form of Indemnification Agreement
Exhibit H	—	Form of Investor Rights Agreement

Purchaser Disclosure Letter
Seller Disclosure Letter

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of June 25, 2018, is made by and between JFL-NRC-SES Partners, LLC, a Delaware limited liability company (the “Seller”), and Hennessy Capital Acquisition Corp. III, a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are each referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Seller owns all of the outstanding membership interests of NRC Group Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, all of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”);

WHEREAS, in furtherance of the acquisition of the Membership Interests by the Purchaser and in accordance with the terms hereof, the Purchaser shall provide an opportunity to its stockholders to have their Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Purchaser Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of the Purchaser for the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, the Purchaser has entered into a Backstop and Subscription Agreement (the “Backstop and Subscription Agreement”, a copy of which has been provided to the Seller) with the subscriber named therein, dated as of the date hereof, pursuant to which, among other things, the subscriber named therein has agreed to (i) subscribe for and purchase shares of Purchaser Common Stock in the open market or in privately negotiated transactions with third parties, (ii) subscribe for and purchase from the Purchaser, newly issued 7.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share and with the terms set forth in the form of certificate of designations attached as Exhibit A (the “Certificate of Designations” and, such shares, the “Preferred Shares”), (iii) not transfer or otherwise redeem any of its shares of Purchaser Common Stock and (iv) vote any of its shares of Purchaser Common Stock in favor of certain matters (including the Transactions and certain other proposals of the Purchaser in respect of the Proxy Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, Hennessy Capital Partners III LLC (the “Sponsor”), and J.F. Lehman & Company, LLC (“JFL”) have entered into a Subscription Agreement (the “JFL Subscription Agreement”), dated as of the date hereof, pursuant to which, among other things, JFL has the right to subscribe for, and purchase from the Purchaser, newly issued Preferred Shares and shares of Purchaser Common Stock;

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, the Seller, the Sponsor and the other Founder Stockholders have entered into a Voting and Support Agreement (the “Founder Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Sponsor and the other Founder Stockholders have agreed to vote their shares of the Purchaser Common Stock in favor of the Purchaser Stockholder Approval and certain other proposals of the Purchaser contemplated to be included in the Proxy Statement, all on the terms and subject to the conditions set forth therein; and

WHEREAS, concurrently with the execution of this Agreement, the Purchaser and the Sponsor have also delivered to the Seller a Sponsor Warrant Exchange and Share Forfeiture Agreement (the “Exchange and Forfeiture Agreement”), whereby the Sponsor has agreed that immediately prior to the Closing, subject to the terms and conditions set forth therein, (a) the Sponsor shall exchange all of the Sponsor Warrants for 1,920,000 newly issued shares of the Purchaser Common Stock, and (b) the Sponsor shall transfer to the Purchaser for forfeiture, the Sponsor Forfeited Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“Acquired Entities” means the Company, together with each Subsidiary of the Company.

“Action” means any action, lawsuit, claim, suit, arbitration, hearing, examination or judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, or by or before any Governmental Authority.

“Additional Purchaser SEC Reports” has the meaning set forth in Section 5.17.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Acquisition Adjustments” means an amount equal to the sum of (a)(i) 50% multiplied by (ii) the aggregate of all Individual Acquisition Adjustments, (b) the aggregate consideration paid by the Seller or any Acquired Entity in connection with any Interim Acquisition Agreement upon consummation of such transaction or thereafter if paid prior to the Closing, together with any out-of-pocket transaction expenses related to any Interim Acquisition Transaction (not to exceed $2,000,000 in the aggregate unless otherwise approved by the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed, provided, however, that any out-of-pocket expenses related to the Potential Acquisition shall not be included in calculating such limitation) and (c) $10,000,000 if the Potential Acquisition has been consummated at or prior to the Closing.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.03(c).

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“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Purchaser, in substantially the form attached hereto as Exhibit A.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of the Purchaser, filed with the Delaware Secretary of State on June 22, 2017.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including each of the Investor Agreements, the Exchange and Forfeiture Agreement, the Founder Voting Agreement and the documents entered in connection therewith.

“Backstop and Subscription Agreement” has the meaning set forth in the recitals.

“Balance Sheet Date” means March 31, 2018.

“Business” means the businesses of the Acquired Entities as conducted as of the date hereof and as of the Closing.

“Business Combination” has the meaning set forth in Section 5.15.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Capital Expenditures” means those expenditures described on the capital expenditure budget for the Acquired Entities set forth on Section 1.1(a) of the Seller Disclosure Letter and such other expenditures as may be approved by the Purchaser (which approval may be withheld at the Purchaser’s sole discretion), in each case, including any amounts paid by an Acquired Entity, in respect of settling (but not prosecuting or defending) any pending or threatened Action related to any such Capital Expenditure or otherwise expended in furtherance of obtaining or maintaining (but not in respect of any pending or threatened Action) any Permit necessary for any facility to which any such Capital Expenditures relate.

“Cash” means the sum, as of the Effective Time, of all cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent liquid assets of any nature of the Acquired Entities, as determined in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Financial Statements.

“Cash Purchase Price” means the positive amount equal to (a) the Final Purchaser Trust Amount, plus (b) the Preferred Offering Proceeds (if any), plus (c) the Common Offering Proceeds (if any), minus (d) unpaid Purchaser Transaction Expenses; provided, however, that to the extent, as a result of the proviso in the definition of Purchase Price Common Stock, the Cash Purchase Price plus the Purchase Price Common Stock multiplied by the Per Share Price is greater than the Total Purchase Price, then the Cash Purchase Price will be reduced by an amount equal to such excess.

“Certificate of Designations” has the meaning set forth in the recitals.

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“Claims” has the meaning set forth in Section 5.15.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Statement” has the meaning set forth in Section 2.03(c).

“Code” means the Internal Revenue Code of 1986.

“Combination” means the (a) contribution by JFL-NRC Partners, LLC of all of the equity interests of JFL-NRC Holdings, LLC to the Seller in exchange for equity interests in the Seller, and (b) contribution by JFL-SES Partners, LLC of all of the equity interests of SES Holdco, LLC to the Seller in exchange for equity interests in the Seller, in each case, pursuant to the Contribution Agreement.

“Common Offering” means, collectively, the offering of shares of Purchaser Common Stock pursuant to the Investor Agreements.

“Common Offering Proceeds” means the amount of gross proceeds from the Common Offering received by the Purchaser for newly issued shares of the Purchaser Common Stock (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or Taxes or the withholding of such amounts in connection therewith).

“Company” has the meaning set forth in the recitals.

“Company Indemnitees” has the meaning set forth in Section 9.01(a).

“Company Transaction Expenses” means all out-of-pocket fees and expenses including all legal, accounting and other consulting fees and expenses, incurred or payable by or on behalf of the Seller or any Acquired Entity incident to (a) the preparation and filing of the Proxy Statement and any ancillary documents related thereto, including fees and expenses related to the preparation of any financial statements included in the Proxy Statement and responding to comments from the SEC, and (b) preparing the Company to be a subsidiary of a publicly traded company as of the Closing; provided, however, that unless mutually agreed by the Parties, Company Transaction Expenses shall not exceed $2,500,000.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, databases, compilations, data files, user interfaces, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 22, 2018, by and between the Purchaser and JFL-NRC Holdings, LLC.

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“Contracts” means all legally binding contracts, leases, mortgages, notes, indentures, commitments, agreements, licenses and arrangements.

“Contribution Agreement” means the Joint Contribution and Subscription Agreement, dated as of June 7, 2018, by and among JFL-NRC Partners, LLC, JFL-SES Partners, LLC and the Seller.

“Copyrights” means all copyrights, including all U.S. and foreign published and unpublished works of authorship (including Computer Software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 11, 2018, by and among the Company, certain of its Subsidiaries, the lenders party thereto and BNP Paribas, as Administrative Agent and Collateral Agent thereunder.

“Data” means all data contained in the IT Systems or otherwise used by any Acquired Entity (including all User Data) and all other information and data compilations used by, or necessary to the Business.

“Direct Subscription Agreements” means direct subscription agreements with respect to the issuance of Preferred Shares entered into pursuant to the terms of the Backstop and Subscription Agreement and Section 5.12(c).

“Disclosure Letters” means the Seller Disclosure Letter and Purchaser Disclosure Letter, collectively.

“Dividend Recapitalization” means the making of the 2018 Dividend (as such term is defined in the Credit Agreement), any borrowings under the Credit Agreement and the payment of any fees and expenses, in each case, associated with the making of the 2018 Dividend.

“Effective Time” has the meaning set forth in Section 2.05.

“Entity” means a Person that is not a natural Person.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, action, cause of action, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party alleging violations of Environmental Laws, or liability based on exposure to or the presence of, Releases of Hazardous Materials (a) at, on or from any Real Property or (b) from or onto any facilities which received Hazardous Materials generated or transported by the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

“Equityholder Approval” has the meaning set forth in Section 5.16.

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“ERISA” means of the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a trade or business (whether or not incorporated): (a) which together with an Acquired Entity is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code; or (b) which is under common control (within the meaning of Section 4001(b)(1) of ERISA) with an Acquired Entity.

“Excess Capital Expenditures Adjustment” means the greater of 0 and the difference between (a) the aggregate amount of Capital Expenditures made prior to the Closing, and (b) $7,182,000, provided that the aggregate amount of the Excess Capital Expenditures Adjustment will not exceed $3,500,000 unless the Purchaser provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any such accelerated capital expenditures being in excess of the $3,500,000 aggregate total adjustment limitation.

“Excess Purchaser Expenses Amount” means the amount, if any, by which the Purchaser Transaction Expenses less Seller-Paid Purchaser Transaction Expenses exceeds $20,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange and Forfeiture Agreement” has the meaning set forth in the recitals.

“Federal Securities Laws” has the meaning set forth in Section 5.08(c).

“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“FIRPTA Certificate” has the meaning set forth in Section 5.14.

“Founder Letter Agreement” has the meaning set forth in Section 5.13.

“Founder Stockholder” means each person who is a “Stockholder” under the Founder Voting Agreement.

“Founder Voting Agreement” has the meaning set forth in the recitals.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved; provided, however, that with respect to the Acquired Entities, GAAP will only include those accounting principles or practices that would be required under GAAP for a private company as established by the Private Company Council and the Financial Accounting Standards Board.

“Government Bid” means any proposal or offer, solicited or unsolicited made by an Acquired Entity at any time in the one year period prior to the Closing Date which, if accepted by the offeree, would result in a Government Contract. A Government Bid: (a) includes any proposal or offer made by an Acquired Entity that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; and (b) does not include any proposal or offer made by an Acquired Entity that has been accepted and has resulted in a Government Contract prior to the Closing Date.

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“Government Contract” means any Contract of an Acquired Entity under which the Acquired Entity has performance obligations to (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor to any Governmental Authority, or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated byphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“Improvements” shall have the meaning set forth in Section 3.08(d).

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

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“Indebtedness” means, without duplication, the unsatisfied liabilities or obligations of the Acquired Entities, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments; (c) constituting a capital lease as determined by GAAP; (d) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations to the extent such obligations are payable as a result of the consummation of the Transactions; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (g) all obligations with respect to swaps, collars, hedges and other derivative instruments or agreements; (h) amounts drawn on letters of credit and bankers’ acceptances; (i) unfunded pension liabilities; (j) payables owing to Affiliates (other than another Acquired Entity); and (k) guarantees of the liabilities described in clauses (a) through (j) above of any other Person; provided, however, that each of (i) trade accounts payable and other ordinary course operating liabilities, (ii) Income Taxes, (iii) any outstanding surety or performance bonds (to the extend undrawn) or letters of credit (to the extent undrawn) and (iv) any liabilities or obligations owed by one Acquired Entity to another Acquired Entity, shall not constitute Indebtedness.

“Individual Acquisition Adjustment” means, with respect to any Interim Acquisition Transaction, the greater of 0 and an amount equal to (a)(i) the adjusted, normalized earnings before income tax, depreciation and amortization (as defined by a Quality of Earnings Report prepared for the benefit of the Seller or an Acquired Entity) for the previous trailing 12 months, or a number mutually agreed to by the Purchaser and the Seller, of the business, assets or entity being acquired in such Interim Acquisition Transaction multiplied by (ii) eight, minus (b) the aggregate consideration paid or to be paid (including any deferred purchase price payment obligations, including all promissory notes, earn-outs or other similar contingent payment obligations) by or on behalf of an Acquired Entity in connection with such Interim Acquisition Transaction; provided, however, that any deferred purchase price payment obligation constituting a contingent payment obligation shall be excluded from the calculation of the Individual Acquisition Adjustment for all purposes in the event the adjusted, normalized earnings before income tax, depreciation and amortization or other measure of financial performance (as defined in the applicable definitive documents related to such contingent deferred payment obligation) of the acquired business, assets or entity during the applicable measurement period is greater than the adjusted normalized earnings before income tax, depreciation and amortization or other measure of financial performance for the previously trailing 12 months of the business, assets or entity being acquired; provided, further, that notwithstanding anything herein to the contrary, the Parties agree that Section 1.1(b) of the Seller Disclosure Letter sets forth the calculation of the Individual Acquisition Adjustment with respect to the Potential Acquisition. For the sake of clarity, the aggregate consideration in clause (b) above does not include out-of-pocket transaction expenses paid or incurred by the Acquired Entity.

“Intellectual Property” means: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; and (e) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

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“Interim Acquisition Transaction” means an acquisition by an Acquired Entity of the business, assets (other than assets acquired in the Ordinary Course of Business for use by the Acquired Entities in the Business) or equity of another Person, in each case with respect to which such transaction has either (a) been consummated following the date of this Agreement or at or prior to the Closing or (b) a binding definitive acquisition agreement to effect such transaction has been entered into following the date of this Agreement or at or prior to the Closing and such transaction is continuing to be pursued as of the Closing; provided, however, that the Purchaser has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to such Interim Acquisition Transaction, including as to the material economic terms and conditions of the definitive acquisition agreement for such Interim Acquisition Transaction and without limitation of other reasonable Purchaser consent consideration factors, the Purchaser shall be entitled to reasonably consider the impact the proposed Interim Acquisition Transaction (including the sources and uses of funds to effect such Interim Acquisition Transaction) would have on the consolidated balance sheet of the Acquired Entities and the availability of funds and resulting restrictions under the Credit Agreement, and the ability of the Parties to satisfy the conditions set forth in Article VI; provided further, Purchaser hereby provides its consent to the Potential Acquisition being an Interim Acquisition Transaction and notwithstanding anything herein to the contrary, so long as the Potential Acquisition is continuing to be pursued the Potential Acquisition shall not be subject to the requirements of clauses (a) or (b) of this definition (except that the requirement that the Potential Acquisition must either be consummated or continuing to be pursued as of the Closing in order to be an Interim Acquisition Transaction shall still apply). Notwithstanding anything to the foregoing, in no event shall any Interim Acquisition Transaction include any such transaction that would, individually or when taken together with all other Interim Acquisition Transactions, require new financial information to be included in the Proxy Statement under Regulation S-X (including Rule 3-05 or Article 11 thereof) of the SEC, unless the Purchaser has provided its prior written consent (which consent may be withheld at the Purchaser’s sole discretion), provided, however that the Parties agree that the Potential Acquisition does not require any new financial information to be included in the Proxy Statement under Regulation S-X (including Rule 3-05 or Article 11 thereof) of the SEC.

“Investigation” means any administrative, civil, criminal or other inquiry, review, indictment or investigation by any Governmental Authority.

“Investor Agreements” means the Backstop and Subscription Agreement, the JFL Subscription Agreement, any Direct Subscription Agreements entered into in accordance with Section 5.12(c) and any other subscription agreement to acquire shares of Purchaser Common Stock to be entered into in accordance with Section 5.12(c).

“IPO” has the meaning set forth in Section 5.15.

“IT Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Computer Software, hardware and equipment (including all databases, firmware and related documentation), necessary for or otherwise material to the Business.

“JFL Subscription Agreement” has the meaning set forth in the recitals.

“Law” means any law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

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“Leased Real Property” has the meaning set forth in Section 3.08(b).

“Liens” means any pledges, claims, liens, charges, mortgages, easements, encumbrances, security interests or other similar restrictions.

“Management Incentive Plan” has the meaning set forth in Section 5.08(c).

“Material Adverse Effect” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (a) has had a material adverse effect on the Business, condition (financial or otherwise), results of operations, properties, assets or liabilities of the Acquired Entities, taken as a whole, or (b) has or would reasonably be expected to prevent, materially impair or materially delay beyond the Termination Date the Seller from consummating the Transactions; provided, however, that “Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (i) the entry into or announcement or pendency of this Agreement or the Transactions, in each case, including (A) by reason of the identity of, or facts or circumstances relating to the Purchaser or any of its Affiliates, (B) by reason of any communication by the Purchaser or any of its Affiliates regarding the plans or intentions with respect to the conduct of the Business following Closing and (C) the impact of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (ii) effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the Acquired Entities operate; (iii) general business or economic conditions; (iv) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack; (v) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates); (vi) changes in GAAP; (vii) changes in Law or other binding directives issued by any Governmental Authority; (viii) earthquakes, hurricanes, floods, or other natural disasters; (ix) any matter of which the Purchaser is aware on the date hereof; (x) acts or omissions of the Seller or any Acquired Entity carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Purchaser or otherwise consented to by the Purchaser; or (xi) the failure, in and of itself, of the Acquired Entities to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics; provided, however, that with respect to each of clauses (ii) through (vii), any effect, change, event, development or circumstance referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, change, event, development or circumstance has a disproportionate effect on the Acquired Entities compared to other participants in the industries in which such Acquired Entities primarily conduct their businesses (in which case only such disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customer” has the meaning set forth in Section 3.20.

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“Material Supplier” has the meaning set forth in Section 3.20.

“Material Tangible Property” has the meaning set forth in Section 3.08(a).

“Membership Interests” has the meaning set forth in the recitals.

“Net Working Capital” means (a) the sum of the items listed as “current assets” (other than Cash) of the Acquired Entities on Section 1.1(c) of the Seller Disclosure Letter minus (b) the sum of the items listed as “current liabilities” (other than Indebtedness, Seller Transaction Expenses or Purchaser Transaction Expenses) of the Acquired Entities on Section 1.1(c) of the Seller Disclosure Letter, in each case, as of the Effective Time, and prepared on a consolidated basis from the books and records of the Acquired Entities in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Financial Statements; provided, however, that in no event shall Net Working Capital include any Cash, Indebtedness, Purchaser Transaction Expenses, Seller Transaction Expenses, Income Taxes, Company Transaction Expenses or any deferred Tax assets and liabilities. A sample calculation of Net Working Capital is contained in Section 1.1(c) of the Seller Disclosure Letter.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds $48,546,000 or (b) the amount by which Net Working Capital is less than $48,546,000, provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Non-Trust Expense Account” means funds held by Purchaser for payment of expenses in an account outside of the Purchaser Trust.

“NYSE” means the NYSE American (f/k/a NYSE MKT) market (or its successor).

“Offer” has the meaning set forth in the recitals.

“Offer Documents” has the meaning set forth in Section 5.08(c).

“Ordinary Course of Business” means, with respect to any Person, actions that are materially consistent with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Overpaid Pre-Closing Income Taxes” means the aggregate amount of the excess (if any) of: (a) estimated or other payments made prior to the Closing Date for Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities; over (b) Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities.

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“Outstanding Indebtedness” means, without duplication, the amount of any Indebtedness outstanding as of the Effective Time.

“Owned Intellectual Property” means the Intellectual Property owned by the Acquired Entities.

“Owned Real Property” has the meaning set forth in Section 3.08(c).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” means all U.S. and foreign inventions and discoveries, and all patents and patent applications therefor, including utility, utility model and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as divisions, continuations, continuations-in-part, reissues, re-examination applications, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Per Share Price” means a number equal to the quotient of (a) the Purchaser Trust Amount then on deposit (without giving effect to any redemptions and including interest net of Taxes payable thereon) as of two Business Days prior to the Closing Date, divided by (b) the number of Public Shares of the Purchaser Common Stock then outstanding (without giving effect to any redemptions or the Transactions).

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Acquired Entity to own, lease and operate its properties or to carry on the Business.

“Permitted Lien(s)” means (a) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that (i) are set forth in title insurance commitments made available to the Purchaser, or (ii) do not materially detract from the value of, or materially impair the use of, such property by the Acquired Entities in the operation of their respective businesses, or other exceptions with respect to title to the Real Property (including easements and other matters of public record) that do not materially interfere with the current and currently intended use of such Real Property, (b) Liens (i) of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen or (ii) for wages of masters, crews or stevedores, in each case arising in the Ordinary Course of Business, (c) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Acquired Entities or which are set forth on Section 1.1(d) of the Seller Disclosure Letter, (d) Liens securing purchase money Indebtedness incurred in the Ordinary Course of Business or otherwise related to the Credit Agreement, (e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (f) deposits by or on behalf of any Acquired Entity to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, including Liens in respect of bonds or other securities posted to prevent or secure the release of the arrest of a vessel, (g) licenses of Intellectual Property granted in the Ordinary Course of Business, which do not in any case materially detract from the value of the Intellectual Property subject thereto, (h) Liens created by, or on behalf of, the Purchaser, (i) Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law, (j) other Liens set forth on Section 1.1(d) of the Seller Disclosure Letter; and (k) with respect to vessels: (i) Liens arising in the Ordinary Course of Business and not incurred in connection with Indebtedness for necessaries (as defined in 46 U.S.C. § 31301) and other Liens arising out of the operation, maintenance and repair of vessels, provided the same are discharged in the Ordinary Course of Business; (ii) Liens for general average, salvage and contract salvage; (iii) Liens in favor of a charterer of a vessel arising by operation of law, (iv) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance, (v) Liens for damages arising from maritime torts, and (vi) Liens for wages of the vessel’s crew.

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“Person(s)” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Personnel” has the meaning set forth in Section 3.09(i).

“Plans” has the meaning set forth in Section 3.13(a).

“Potential Acquisition” means that certain Interim Acquisition Transaction described on Section 1.1(e) of the Seller Disclosure Letter.

“Potential Acquisition Earnout Amount” has the meaning set forth in Section 5.18(b).

“Potential Acquisition Earnout Requirements” means the metrics set forth in Section 1.1(e) of the Seller Disclosure Letter required to be obtained in order for any portion of the Potential Acquisition Earnout Amount to be payable pursuant to Section 5.18.

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

“Preferred Offering” means the offering of Preferred Shares pursuant to the Backstop and Subscription Agreement, the JFL Subscription Agreement, and any Direct Subscription Agreement entered into in accordance with Section 5.12(c).

“Preferred Offering Proceeds” means the amount of gross proceeds from the Preferred Offering received by the Purchaser for Preferred Shares (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or taxes or the withholding of such amounts in connection therewith).

“Preferred Shares” has the meaning set forth in the recitals.

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“Preliminary Proxy Statement” means the preliminary proxy statement of the Purchaser to be initially filed with the SEC in connection with the Transactions.

“Privacy Policy” means each external or internal, past or present privacy policy of each Acquired Entity, including any policy relating to: (a) the privacy of users of any Computer Software or product of the Acquired Entities; (b) the collection, storage, disclosure or transfer of any User Data; and (c) any employee information.

“Prospectus” means that certain final prospectus of the Purchaser, dated June 22, 2017 and filed June 23, 2017, prepared, filed and made available to the public in accordance with applicable Federal Securities Laws.

“Proxy Statement” has the meaning set forth in Section 5.08(a).

“Public Shares” means the 25,665,000 shares of Purchaser Common Stock issued and sold as part of Purchaser units in the IPO contemplated by the Prospectus.

“Public Stockholders” has the meaning set forth in Section 5.15.

“Public Warrants” means the warrants to purchase up to 19,248,750 shares of the Purchaser Common Stock at an issue price of $11.50 per share, which are listed on the NYSE under the ticker symbol “HCAC WS”.

“Purchase Price Common Stock” means a number of shares, rounded up to the nearest whole number, of Purchaser Common Stock equal to the quotient of (a) the positive amount equal to (i) the Total Purchase Price minus (ii) the Cash Purchase Price, divided by (b) the Per Share Price; provided, however, that, subject to the proviso in the definition of Cash Purchase Price, in no event will the shares of Purchaser Common Stock issued as Purchase Price Common Stock be less than 20% of the shares of Purchaser Common Stock outstanding as of immediately prior to the Closing (without giving effect to the Transactions).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Acquisition Transaction” has the meaning set forth in Section 5.07.

“Purchaser Balance Sheet” has the meaning set forth in Section 4.06(c).

“Purchaser Common Stock” means shares of common stock of the Purchaser, par value $0.0001 per share.

“Purchaser Disclosure Letter” means a letter referencing the appropriate section or clause of this Agreement and delivered by the Purchaser to the Seller on or prior to the date hereof, as may be subsequently amended in accordance with the terms of this Agreement.

“Purchaser Governing Documents” has the meaning set forth in Section 5.08(a).

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“Purchaser MAE” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (a) has had a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations, properties, assets or liabilities of the Purchaser and its Subsidiaries, taken as a whole, or (b) has or would reasonably be expected to prevent, materially impair or materially delay beyond the Termination Date the Purchaser or the Sponsor from consummating the Transactions; provided, however, that “Purchaser MAE” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Purchaser MAE: (i) general business or economic conditions; (ii) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates); (iii) changes in GAAP; (iv) changes in Law or other binding directives issued by any Governmental Authority; (v) any matter of which the Seller is aware on the date hereof; and (vi) acts or omissions of the Purchaser carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Seller.

“Purchaser Parties” has the meaning set forth in Section 10.03.

“Purchaser SEC Reports” has the meaning set forth in Section 4.06(a).

“Purchaser Stockholder Approval” means the affirmative vote of a majority of the votes cast by the Purchaser’s stockholders present in person or represented by proxy to approve this Agreement at the Special Meeting.

“Purchaser Transaction Expenses” means all out-of-pocket (a) fees and expenses incurred or payable by the Purchaser or paid by or on behalf of the Purchaser as Seller-Paid Purchaser Transaction Expenses incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and any commissions, commitment or other fees or expenses under or in connection with the Investor Agreements or consummation of the transactions contemplated thereby, (b) the premium for and any other fees and expenses of the Purchaser incident to obtaining a “tail” directors’ and officers’ liability insurance policy pursuant to Section 9.01(c), (c) fees and expenses, if any, payable under the Credit Agreement to secure any waiver, consent, notice or approval thereunder for the consummation of the Transactions, in each case to the extent payable in connection with the consummation of the Transactions, and (d) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval. For the sake of clarity and notwithstanding any provision that may be read to the contrary contained herein, the Purchaser Transaction Expenses shall not include expenses of the Acquired Entities or the Seller other than Seller-Paid Purchaser Transaction Expenses.

“Purchaser Trust” means that certain trust account of the Purchaser with Continental Stock Transfer & Trust Company, acting as trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 22, 2017, by and between the Purchaser and Continental Stock Transfer & Trust Company, and delivered to the Seller prior to the date hereof.

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“Purchaser Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Purchaser Trust (including any amounts contributed to the Purchaser Trust in connection with the exercise of the underwriters’ over-allotment option in the IPO (as described in the Prospectus)).

“Purchaser’s Knowledge” or any similar phrase, with respect to the Purchaser, means the actual knowledge of Kevin Charlton, Daniel Hennessy and Nicholas Petruska.

“Real Property” has the meaning set forth in Section 3.08(c).

“Real Property Lease” means a lease or sublease under which an Acquired Entity leases or subleases real property from a third party.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided, that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment, in violation of Environmental Laws.

“Released Party” has the meaning set forth in Section 10.17.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) (i) the GAAP audited consolidated balance sheets of JFL-NRC Holdings, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for each 12-month period then ended, audited in accordance with Public Company Accounting Oversight Board (PCAOB) auditing standards and compliant with all applicable requirements of Regulation S-X of the SEC; (ii) the GAAP audited consolidated balance sheets of SES Holdco, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, changes in members’ capital, and cash flows for each 12-month period then ended, audited in accordance with Public Company Accounting Oversight Board (PCAOB) auditing standards and compliant with all applicable requirements of Regulation S-X of the SEC; (iii) the GAAP unaudited consolidated balance sheet of JFL-NRC Holdings, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended (which shall have been reviewed by Seller’s independent accountants as provided in SAS 100 and comply with all applicable requirements of Regulation S-X of the SEC); and (iv) the GAAP unaudited consolidated balance sheet of SES Holdco, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended (which shall have been reviewed by Seller’s independent accountants as provided in SAS 100 and comply with all applicable requirements of Regulation S-X of the SEC); (b) the GAAP unaudited consolidated balance sheets and related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows (which shall have been reviewed by Seller’s independent accountants as provided in SAS 100 and comply with all applicable requirements of Regulation S-X of the SEC) for each of (i) JFL-NRC Holdings, LLC and its Subsidiaries and (ii) SES Holdco, LLC and its Subsidiaries for each subsequent fiscal quarter after March 31, 2018 that ends at least 45 days prior to the Closing Date; (c) the audited and unaudited financial statements and other financial information of businesses acquired or to be acquired by the Acquired Entities (including in an Interim Acquisition Transaction) to the extent required to be included in the Proxy Statement under Regulation S-X of the SEC; and (d) all financial information relating to Seller and the Acquired Entities (and, in the case of clause (c), any businesses acquired or to be acquired by the Acquired Entities) as may be required to prepare pro forma financial statements and customary “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” disclosures for inclusion in the Proxy Statement.

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“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Purchaser, in substantially the form attached hereto as Exhibit C.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Letter” means a letter of the Company referencing the appropriate section or clause of this Agreement and delivered by the Seller to the Purchaser on or prior to the date hereof, as may be subsequently amended in accordance with the terms of this Agreement.

“Seller-Paid Purchaser Transaction Expenses” means any Purchaser Transaction Expenses paid at or prior to the Closing by the Seller or any Acquired Entity or any of their respective Affiliates or Representatives with the written consent of the Purchaser, including any Purchaser Transaction Expense paid in connection with or with respect to the Investor Agreements or the Proxy Statement. The Purchaser agrees that as of the date of this Agreement the Seller has incurred the Seller-Paid Purchaser Transaction Expenses set forth in Section 1.1(g) of the Seller Disclosure Letter, all of which have been deemed to have been incurred with the written consent of the Purchaser.

“Seller Parties” has the meaning set forth in Section 10.03.

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“Seller Transaction Expenses” means all of the Seller’s or any Acquired Entity’s out-of-pocket and unpaid (a) fees and expenses incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, (b) fees and expenses related to the entry into the and consummation of the Combination, the Dividend Recapitalization and Credit Agreement (but not any such fees and expenses incurred solely as a result of consummation of the Transactions), (c) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval for the consummation of the Transactions, and (d) fees and expenses related to any transaction, sale or stay bonus, success, retention, change of control, severance, phantom equity or other payment (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such payments) incurred or payable in connection with the consummation of the Transactions; provided, however, that in no event will Seller Transaction Expenses include any fees or expenses that are Company Transaction Expenses or Purchaser Transaction Expenses.

“Seller’s Knowledge” or any similar phrase, with respect to the Seller or the Acquired Entities, means the actual knowledge of Christopher Swinbank, Robert Nelson, III, Philip Bowman, Jonathan Selden and Joseph Peterson.

“Special Meeting” means the special meeting of stockholders to be held by the Purchaser to approve the matters set forth in the Proxy Statement.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Forfeited Shares” means the number of Sponsor Shares to be forfeited to the Company by the Sponsor in accordance with the Exchange and Forfeiture Agreement, such number being 1,920,000.

“Sponsor Shares” means the shares of the Purchaser Common Stock held by the Sponsor as of immediately prior to the Closing.

“Sponsor Warrants” means the 9,600,000 private placement warrants held by the Sponsor to purchase 9,600,000 shares of the Purchaser Common Stock at an issue price of $11.50 per share held by the Sponsor, which Sponsor Warrants will be exchanged for 1,920,000 shares of the Purchaser Common Stock in accordance with the Exchange and Forfeiture Agreement.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

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“Subsidiary Interests” has the meaning set forth in Section 3.01(c).

“Tax” or “Taxes” means any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, goods and services, harmonized sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security, goods and services harmonized sales, escheat payments, and other taxes imposed by the United States or Canada or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Canada or any such government, and any interest, penalty, or addition to tax attributable to any of the foregoing.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax Return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax, including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.03(b).

“Total Purchase Price” has the meaning set forth in Section 2.02.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Trademarks” means all U.S., state, and foreign trademarks, service marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, whether registered or unregistered, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the sale and transfer of the Membership Interests by the Seller to the Purchaser, the issuance of securities of the Purchaser pursuant to the Investor Agreements and the exchange and forfeiture of securities of the Purchaser pursuant to the Exchange and Forfeiture Agreement.

“Updated Seller Disclosure Letter” has the meaning set forth in Section 5.02.

“Unpaid Pre-Closing Income Taxes” mean the aggregate amount of the excess (if any) of: (a) Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities; over (b) estimated or other payments made prior to the Closing Date for Income Taxes attributable to any Pre-Closing Tax Period of any of the Acquired Entities.

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“U.S. Citizen” means a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

“U.S. Maritime Laws” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

“User Data” means any Personal Data or other data or information collected by or on behalf of any Acquired Entity from users of any Computer Software or products of the Acquired Entities.

“Waivers” has the meaning set forth in Section 5.16.

ARTICLE II
TERMS OF PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens (except for (a) Liens created by, or on behalf of, the Purchaser and (b) Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law), and the Purchaser shall purchase and acquire from the Seller, the Membership Interests.

Section 2.02 Total Purchase Price. The aggregate purchase price for the Membership Interests shall be (a) an amount equal to (i) $662,500,000, plus (ii) any Cash, plus (iii) any Company Transaction Expenses paid in connection with the Closing, plus (iv) any Seller-Paid Purchaser Transaction Expenses, plus (v) any Excess Purchaser Expenses Amount, minus (vi) any Outstanding Indebtedness, plus (vii) any Net Working Capital Adjustment (which may be a negative number thereby reducing the Total Purchase Price), plus (viii) any Excess Capital Expenditures Adjustment, minus (ix) any Seller Transaction Expenses plus (x) any Aggregate Acquisition Adjustments, minus (xi) any Unpaid Pre-Closing Income Taxes, plus (xii) any Overpaid Pre-Closing Income Taxes (the “Total Purchase Price”) and (b) any post-Closing payments payable to the Seller pursuant to Section 5.18. The Total Purchase Price will be comprised of (a) the Cash Purchase Price and (b) the Purchase Price Common Stock.

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Section 2.03 Closing Payment.

(a) No later than 6:00 pm local time in New York, NY on the date on which the Offer has concluded, the Purchaser shall notify the Seller in writing of the Purchaser Trust Amount upon conclusion of the Offer, as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith (the “Final Purchaser Trust Amount”).

(b) At least five Business Days prior to the Closing, the Seller shall deliver to the Purchaser a written schedule setting forth the Seller’s good faith estimate as of the Closing, together with reasonable supporting detail, of (i) the Seller Transaction Expenses, (ii) Seller-Paid Purchaser Transaction Expenses, (iii) Company Transaction Expenses, (iv) any Net Working Capital Adjustment, (v) any Excess Capital Expenditures Adjustment, (vi) any Aggregate Acquisition Adjustments, (vii) any Unpaid Pre-Closing Income Taxes, (viii) any Overpaid Pre-Closing Income Taxes, (ix) Outstanding Indebtedness, and (x) Cash. At least two Business Days prior to the Closing, the Purchaser shall deliver to the Seller a written schedule setting forth the Purchaser’s good faith estimate as of the Closing, together with reasonable supporting detail, of (A) the unpaid Purchaser Transaction Expenses, (B) the Preferred Offering Proceeds and (C) the Common Offering Proceeds.

(c) Following receipt of the Final Purchaser Trust Amount and the estimates referenced in Section 2.03(b), and at least two Business Days prior to the Closing, the Seller shall deliver to the Purchaser a written schedule (the “Closing Statement”) setting forth the Seller’s good faith calculation, together with reasonable supporting detail, of (i) the Total Purchase Price and the components thereof, (ii) the Cash Purchase Price and the components thereof, (iii) the number of shares of Purchase Price Common Stock to be issued and (iv) the allocation (the “Allocation”) of the Total Purchase Price, any post-Closing payments payable to the Seller pursuant to Section 5.18 and any assumed liabilities treated as amounts realized and any other relevant amounts for U.S. federal income Tax purposes to the stock of each of NRC US Holding Company, LLC, NRC Int. Holding Company, LLC and SES Holdco, LLC. The Closing Statement shall also include a certificate signed by an authorized officer of the Seller, solely in such capacity and not in his personal capacity, certifying in writing that it has been prepared in good faith using the latest available financial information of the Acquired Entities. The Purchaser shall be entitled to review and make reasonable comments and revisions to the Closing Statement. The Seller will reasonably cooperate with the Purchaser in the review of the Closing Statement, including providing the Purchaser and its Representatives with reasonable access to the relevant books, records and employees of the Acquired Entities in order for the Purchaser to review the Closing Statement. The Seller will cooperate reasonably with the Purchaser to revise the Closing Statement to the extent necessary to reflect any of the Purchaser’s reasonable comments. If the Closing Statement is so revised, such revised Closing Statement, or if the Purchaser had no such comments, then the initial Closing Statement shall be deemed to be the final “Closing Statement,” in each case as approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed).

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(d) At the Closing, the Purchaser shall pay or cause to be paid in cash, by wire transfer of immediately available funds:

(i) the Seller Transaction Expenses, in the amounts and to the accounts set forth in the Closing Statement;

(ii) the unpaid Purchaser Transaction Expenses, in the amounts and to the accounts set forth in the Closing Statement, which Purchaser Transaction Expenses shall first be paid from the Non-Trust Expense Account; and

(iii) the Cash Purchase Price, less the amount of the Seller Transaction Expenses paid pursuant to clause (i) above, to the accounts designated by the Seller and set forth in the Closing Statement.

Section 2.04 Purchase Price Common Stock. At the Closing, the Purchaser shall (a) issue to the accounts designated by the Seller in the Closing Statement the shares of Purchase Price Common Stock, free and clear of all Liens (except for (i) Liens created by, or on behalf of, the Purchaser and (ii) Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law), and (b) make appropriate book entries (to the accounts designated by the Seller in writing prior to Closing) evidencing the issuance to the Seller of the shares of the Purchaser Common Stock comprising the Purchase Price Common Stock, and evidence of the same shall be delivered to the Seller pursuant to one or more certificates to the foregoing effect, signed by a duly authorized officer of the Purchaser and delivered to the Seller at the Closing.

Section 2.05 Closing. Unless another date, location or time is mutually agreed upon by the Purchaser and the Seller, and subject to a party’s right to earlier terminate this Agreement as set forth in Article VII hereof, the consummation of the transactions contemplated hereby (“Closing”) shall take place at 9:00 a.m. local time on the third Business Day after satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date on which the Closing takes place is herein referred to as the “Closing Date.” The Closing will be effective as of 12:01 a.m. New York time on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement to take place at the Closing shall be deemed to occur simultaneously at such time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (a) the Seller Disclosure Letter (it being understood that any information set forth in one section or subsection of the Seller Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement) and (b) the Preliminary Proxy Statement, the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

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Section 3.01 Organization and Qualification; Acquired Entities.

(a) Each of the Seller and each Acquired Entity is duly organized, validly existing and to the extent applicable in the respective jurisdiction, in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full corporate, limited liability or other applicable business entity power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. Each Acquired Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of the Business or its ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Acquired Entity is in default under or in violation of any material provision of such Acquired Entity’s Organizational Documents.

(c) Section 3.01(c) of the Seller Disclosure Letter lists, as of the date of this Agreement, each of the Acquired Entities, the interests of such Acquired Entity owned directly or indirectly by the Seller (the “Subsidiary Interests”), and its jurisdiction of organization or formation (as applicable). The Subsidiary Interests have been validly issued, fully paid and non-assessable.

Section 3.02 Capitalization.

(a) The Seller owns all of the Membership Interests, which Membership Interests are all of the issued and outstanding equity interests of the Company. Except for the Membership Interests, as of the date of this Agreement, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity is a party or is otherwise obligated relating to any equity securities of the Company.

(b) All of the issued and outstanding Membership Interests are duly authorized and validly issued and are fully paid, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law), restrictions on transfer (other than restrictions under the Organizational Documents of the Seller or the Company or of the Seller’s immediate members, applicable federal, state and other securities Laws), and are owned, beneficially and of record, by the Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities Laws).

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(c) Section 3.02(c) of the Seller Disclosure Letter sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Acquired Entity and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party, owns, directly or indirectly, any equity or equity-related securities, and each such entity that is (i) a joint venture and (ii) that is not an Acquired Entity. Except as set forth in its Organizational Documents, all outstanding equity securities of each Acquired Entity and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party, in each case, (except to the extent such concepts are not applicable under the applicable Law of such Acquired Entity’s or joint venture’s jurisdiction of formation or organization) have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Acquired Entity), restrictions on transfer (other than restrictions under applicable federal, state, provincial and other securities Laws), or Liens (other than Permitted Liens) and, except with respect to each joint venture, are majority owned, beneficially and of record, by another Acquired Entity. Except as set forth on Section 3.02(c) of the Seller Disclosure Letter, there are no outstanding (i) equity securities of any Acquired Entity or, to the Seller’s Knowledge, of any joint venture to which an Acquired Entity is a party, (ii) securities of any Acquired Entity or, to the Seller’s Knowledge, of any joint venture to which an Acquired Entity is a party, having the right to vote on any matters on which the holders of equity securities of such Acquired Entity or joint venture may vote or which are convertible into or exchangeable for, at any time, equity securities of such Acquired Entity or joint venture, (iii) options or other rights to acquire from any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which an Acquired Entity is a party, and no obligations of any such Acquired Entity or joint venture to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of such Acquired Entity or joint venture or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity is a party or is otherwise obligated relating to any equity securities of any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which an Acquired Entity is a party.

Section 3.03 Authority. The Seller has the requisite power and authority to execute, deliver and enter into this Agreement, and the Ancillary Agreements to which it is or will become a party, and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is or will become a party have been duly authorized by all necessary action on the part of the Seller. The Seller has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

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Section 3.04 No Conflict; Solvency.

(a) Except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, or with respect to any Plan, the execution and delivery of this Agreement by the Seller does not, the performance of this Agreement by the Seller will not, and the consummation of the Combination and the Dividend Recapitalization did not, (i) conflict with or result in any breach of any material provision of any Acquired Entity’s Organizational Documents or, to the Seller’s Knowledge, any Organizational Documents for any joint venture to which an Acquired Entity is a party, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract, (iii) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which any Acquired Entity is a party, except for any such Lien which, individually, or in the aggregate, would not have a Material Adverse Effect, or (iv) assuming that all Regulatory Approvals have been obtained, conflict with or violate any Law applicable to the Seller or any Acquired Entity or by which any property or asset of any Acquired Entity is bound or affected, except for any such violations which would not (A) result in a material liability on, or impose an injunction that is materially adverse to, the Acquired Entities, taken as a whole, or (B) prevent or delay beyond the Termination Date the consummation of the Transaction. The Combination and the Dividend Recapitalization have been consummated prior to the date hereof in accordance with the terms and conditions set forth in the Contribution Agreement and the Credit Agreement.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any material Regulatory Approval except for the requirements of the HSR Act, the Federal Securities Laws or any U.S. state securities or “blue sky” Laws, except where the failure to obtain such a Regulatory Approval would not (i) result in a material liability on, or impose an injunction that is materially adverse to, the Acquired Entities, taken as a whole or (ii) prevent or delay beyond the Termination Date the consummation of the Transactions. No material Regulatory Approval was required to effectuate the Combination and the Dividend Recapitalization.

(c) The Seller is not entering into this Agreement, and the Seller and the Acquired Entities have not engaged in the Dividend Recapitalization and are not consummating the Transactions, with the intent to hinder, delay or defraud either past, present or future creditors of any Acquired Entities. At the time of the entry into the Dividend Recapitalization documents and effectuation of the transactions contemplated thereby, including the borrowings thereunder and the occurrence of the Dividend Recapitalization (including the incurrence of any Indebtedness in connection therewith), and at all times thereafter for the period ending at the Closing (i) the fair saleable value of the assets of Acquired Entities (valued on a going concern basis) on a consolidated basis will exceed the liabilities of the Acquired Entities on a consolidated basis and (ii) the Acquired Entities on a consolidated basis will be able to pay their debts as such debts mature.

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Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.05 of the Seller Disclosure Letter sets forth true and complete copies of: (i) the audited consolidated balance sheets of JFL-NRC Holdings, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, comprehensive loss, changes in member’s (deficit)/equity, and cash flows for each 12-month period then ended; (ii) the audited consolidated balance sheets of SES Holdco, LLC and its Subsidiaries as at December 31, 2016 and 2017 and the related statements of operations, changes in members’ capital, and cash flows for each 12-month period then ended; (iii) the unaudited consolidated balance sheet of JFL-NRC Holdings, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended; and (iv) the unaudited consolidated balance sheet of SES Holdco, LLC and its Subsidiaries as at the Balance Sheet Date and the related statement of operations for the three-month period then ended (all such financial statements referred to in clauses (i) through (iv), collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the applicable Acquired Entities in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (iii) fairly present, in all material respects, the consolidated financial position of such applicable Acquired Entities as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(c) Except for matters reflected or reserved against in the Financial Statements (including the notes thereto), neither the Company nor any Subsidiary has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of an Acquired Entity (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the Ordinary Course of Business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of applicable Law), (ii) are incurred in connection with the Transactions, or (iii) would be material to the Acquired Entities, taken as a whole.

Section 3.06 Absence of Certain Changes. Except as set forth in Section 3.06 of the Seller Disclosure Letter, since the Balance Sheet Date, (a) the Business has been conducted in the Ordinary Course of Business, (b) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance of the type described in Section 5.04(a)(i) through (xiii), and (c) there has not occurred a Material Adverse Effect.

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Section 3.07 Taxes.

(a) Tax Returns. Each of the Acquired Entities has timely filed or caused to be timely filed (including pursuant to applicable extensions) with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, such Acquired Entity. All such filed Tax Returns are true, correct and complete in all material respects.

(b) Payment of Taxes. Each of the Acquired Entities has timely paid in full all material Taxes that are due and owing whether or not shown on such filed Tax Returns.

(c) Other Tax Matters.

(i) (A) none of the Acquired Entities is currently the subject of an audit or other examination of material Taxes by the tax authorities of any nation, state or locality and (B) none of the Acquired Entities has received any written notice from any taxing authority relating to any issue which could have an adverse effect in any material respect on the Tax liability of the Acquired Entities after the date hereof.

(ii) None of the Acquired Entities has entered into an agreement or waiver that will be in effect after the date hereof or been requested to enter into an agreement or waiver that could be in effect after the date hereof extending any statute of limitations relating to the payment, assessment or collection of Taxes of the Acquired Entities.

(iii) All material Taxes which any of the Acquired Entities was required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party have been duly withheld or collected (including, but not limited to, Code Section 3402), and have been timely paid over to the proper authorities to the extent due and payable.

(iv) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any of the Acquired Entities and any other Person (other than the Acquired Entities) under which the Acquired Entities could be liable for the Taxes of another Person after the date hereof.

(v) There are no Liens with respect to any Taxes of the Acquired Entities other than Permitted Liens.

(vi) To the Seller’s Knowledge, no jurisdiction where no Tax Return has been filed or no Tax has been paid by any Acquired Entity has made a claim for the payment of any Acquired Entity Tax or the filing of any Acquired Entity Tax Return.

(vii) No Acquired Entity is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction or any prepaid amount.

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(viii) No Acquired Entity is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(ix) There are no Tax rulings, requests for rulings or closing agreements relating to Taxes for which any Acquired Entity may be liable that would reasonably be likely to adversely affect any Acquired Entity’s liability for Taxes for any taxable period ending after the Closing Date.

(x) No Acquired Entity has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(xi) None of the Acquired Entities will recognize any income, gain or loss, as a result of the Combination or the Dividend Recapitalization.

(xii) Each of NRC Group Holdings, LLC, JFL-NRC Holdings, LLC, and NRC Intermediate Int. Holding Company, LLC, has at all times since the date of its formation been classified as a disregarded entity for U.S. federal and applicable state income Tax purposes; each of NRC US Holding Company, LLC, NRC Int. Holding Company, LLC, and SES Holdco, LLC, is classified as a corporation for U.S. federal and applicable state income Tax purposes.

(xiii) The representations and warranties in this Section 3.07 are the sole and exclusive representations and warranties of the Seller regarding Tax matters of the Acquired Entities and refer only to the past activities of the Acquired Entities and are not intended to serve as a representation to or a guarantee of, nor can they be relied upon for, any Tax position taken on or after the Closing Date.

Section 3.08 Tangible Property; Real Property.

(a) The Acquired Entities have good title to all material machinery, equipment and other tangible personal property reflected as owned by the Acquired Entities in the Financial Statements and necessary for the conduct of the Business (“Material Tangible Property”), except for Material Tangible Property sold or disposed of since the Balance Sheet Date in the Ordinary Course of Business, free of any Liens (other than Permitted Liens). The Material Tangible Property is in good operating condition and repair (subject to normal wear and tear), is free from material defects and has been reasonably maintained.

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(b) Section 3.08(b) of the Seller Disclosure Letter lists all the Real Property Leases to which an Acquired Entity is a party and as to which such Acquired Entity is required to pay more than $500,000 annually in rental payments or has a remaining lease term greater than one year. Except as set forth in Section 3.08(b) of the Seller Disclosure Letter, to the Seller’s Knowledge, as of the date of this Agreement, the applicable Acquired Entity has valid leasehold interests in the real property leased by them under each Real Property Lease (the “Leased Real Property”), in each case, free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. The Acquired Entities have not granted a collateral assignment or granted any other security interest in the Leased Real Property or any interest thereof that has not been released.

(c) The real property listed on Section 3.08(c) of the Seller Disclosure Letter consists of all the real property owned in fee by the Acquired Entities (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). The applicable Acquired Entity has good and indefeasible fee simple title to all of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not leased to any Person or otherwise granted any Person the right to use or occupy any Owned Real Property. Except with respect to any Leased Real Property, none of the Acquired Entities are obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any material real property.

(d) Neither the whole nor any part of the Real Property is subject to any material pending suit for condemnation or other taking by any public authority, and, to the Seller’s Knowledge, no such condemnation or other taking is threatened or contemplated. To the Seller’s Knowledge, (i) the use and occupancy of the Real Property by the Acquired Entities and the conduct of the Business does not violate in any material respect any applicable Laws (including zoning Laws), (ii) to the Seller’s Knowledge, there are no leases, subleases, licenses, or other agreements granting to any Person (other than the Acquired Entities under the Real Property Leases) the right of use or occupancy of any portion of the Real Property, (iii) all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”), comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws; and (iv) to the Seller’s Knowledge, the Improvements are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

(e) The Material Tangible Property and Real Property assets owned and leased by the Acquired Entities constitute all the material assets used in connection with the operation of the Business. Such Material Tangible Property and Real Property assets constitute all the assets necessary for each of the Acquired Entities to continue to conduct its business in all material respects following the Closing as it is currently being conducted in the Ordinary Course of Business and as was conducted as of immediately prior to the Combination.

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Section 3.09 Intellectual Property.

(a) Section 3.09(a) of the Seller Disclosure Letter sets forth a true and complete list of all Registered Owned Intellectual Property.

(b) All Registered Owned Intellectual Property is subsisting and, to the Seller’s Knowledge, is valid and enforceable.

(c) (i) The Acquired Entities own or have the right to use all material Intellectual Property used in the operation of the Business as it is currently conducted, free and clear of all Liens other than Permitted Liens; and (ii) there are no pending or, to the Seller’s Knowledge, threatened interference, re-examination, opposition or cancellation proceedings involving the Registered Owned Intellectual Property.

(d) No Action (i) is pending and has been served, or (ii) has settled or been threatened in writing in the last three years, in each case, concerning any claim or position that any of the Acquired Entities has violated any Intellectual Property rights of any Person. To the Seller’s Knowledge, none of the Acquired Entities is infringing, violating or misappropriating, or has infringed, violated or misappropriated any Intellectual Property rights in any material respect in the last three years.

(e) To the Seller’s Knowledge, no Person is violating any material Owned Intellectual Property.

(f) Each of the Acquired Entities have taken commercially reasonable measures to maintain and protect the secrecy and confidentiality of the Trade Secrets included in the Owned Intellectual Property. To the Seller’s Knowledge, no unauthorized disclosure of any material Trade Secrets included in the Owned Intellectual Property has been made.

(g) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise exercise any other rights that the Acquired Entities currently have with respect to any Owned Intellectual Property that is, individually or in the aggregate, material to the Business.

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(h) To the Seller’s Knowledge, the material IT Systems used in the operation of the Business are adequate in all material respects for the operation of the Business by the Acquired Entities as currently conducted, and are, to the Seller’s Knowledge, in good working condition (normal wear and tear excepted), and to the Seller’s Knowledge, such material IT Systems are free of all viruses, worms, trojan horses, bugs and of a nature that would materially disrupt their operation or have a materially detrimental impact on the operation of the Business by the Acquired Entities as currently conducted, and there has not been any material malfunction with respect to any of the material IT Systems used by the Acquired Entities in connection with the operation of the Business since January 1, 2016 that has not been remedied or replaced in all material respects. The Acquired Entities have in place commercially reasonable measures to protect the confidentiality and security of the material IT Systems (and all material information and transactions stored or contained therein) against any unauthorized use, or access. The Acquired Entities have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures. None of the Acquired Entities has been notified by, or, to the Seller’s Knowledge, been required to notify, any Person of any information security breach involving Personal Data.

(i) Each of the employees, agents, consultants, contractors and others who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Acquired Entities (“Personnel”) (i) has assigned to the respective Acquired Entity, or is under a valid obligation to assign to the respective Acquired Entity by Contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the respective Acquired Entity is deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the respective Acquired Entity a license or other legally enforceable right granting the respective Acquired Entity a perpetual, unrestricted and royalty-free right to use such Intellectual Property or such Intellectual Property is owned by an Acquired Entity by operation of Law. Immediately after the Closing, Acquired Entities shall own all right, title and interest of the Personnel under all Contracts and other arrangements described in clauses (i), (ii) and (iii).

(j) To the Seller’s Knowledge, since January 1, 2015, each Acquired Entity has complied in all material respects with all of its respective Privacy Policies in effect as of the date of this Agreement, except where failure to do so would not result in material liability to the Acquired Entities, taken as a whole. To Seller’s Knowledge, since January 1, 2015, no Acquired Entity has ever suffered a security breach with respect to Data, except where failure to do so would not result in material liability to the Acquired Entities, taken as a whole.

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Section 3.10 Material Contracts.

(a) Except as disclosed in Section 3.10 of the Seller Disclosure Letter and for Contracts related to the Plans, none of the Acquired Entities is a party to or bound by any Contract (including any Government Contract) in effect as of the date of this Agreement and of the following nature (all such Contracts required to be disclosed by this Section 3.10, collectively, the “Material Contracts”):

(i) pursuant to which, the Company or any of its Subsidiaries incurred Indebtedness exceeding $1,000,000 for which any Acquired Entity will be liable following the Closing, including the Credit Agreement;

(ii) that (A) involve the performance by an Acquired Entity of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended December 31, 2017) in excess of $2,000,000 annually or (B) involve payments by the Acquired Entities in excess of $2,000,000 annually, unless, in the case of clauses (A) and (B), any such Contract is terminable by the Acquired Entities on not more than 60 days’ notice without material penalty;

(iii) which involve, as parties thereto, any Acquired Entity on the one hand, and any of the directors, officers, employees or equityholders of any Acquired Entity on the other hand, exceeding $250,000;

(iv) which prohibits any Acquired Entity from competing in the business of the Acquired Entities as conducted as of the date hereof or in any geographic area or that restricts any Acquired Entity’s ability to solicit or hire any person as an employee;

(v) that relates to the future disposition or acquisition of material assets or properties by any Acquired Entity except in the Ordinary Course of Business, or any merger or business combination with respect to any other Person;

(vi) that requires or provides for any capital expenditure in excess of $1,000,000;

(vii) for the provision of services to any Acquired Entity by any independent contractor for annual consulting fees in excess of $250,000 (other than any Contract that may be terminated by any party thereto upon 30 days or less advance notice);

(viii) under which any Acquired Entity leases, or is provided with the right to hold or operate, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(ix) under which any Acquired Entity leases, or permits any third party to hold or operate, any tangible property (other than Real Property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(x) which establish a joint venture, strategic alliance or material partnership involving the sharing of profits (other than any such Contracts solely among the Acquired Entities);

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(xi) which involve the license or grant of rights licensed to or licensed from any Acquired Entity to Intellectual Property or Computer Software material to the Business but excluding (A) any inbound agreements that have individual acquisition costs of $250,000 or less relating to “shrink wrap”, “click wrap” and similar generally available end-user licenses to software, (B) any outbound agreements that involve consideration of less than $250,000 over the 12 months prior to the date of this Agreement, (C) any nonexclusive license to Owned Intellectual Property granted in the Ordinary Course of Business, and (D) any non-disclosure agreements or Company employee agreements;

(xii) with any labor union or collective bargaining association representing any employee of an Acquired Entity;

(xiii) the Contribution Agreement; and

(xiv) each Real Property Lease.

(b) As of the date of this Agreement: (i) each Material Contract is in full force and effect, and is a valid and binding obligation of (A) the Acquired Entities party thereto, and (B) to the Seller’s Knowledge, each other party thereto; (ii) the applicable Acquired Entity is not in material breach or material violation of, or material default under any such Material Contract; (iii) no Material Contract has been terminated for cause in writing by any other party thereto; (iv) to the Seller’s Knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract; and (v) no Acquired Entity has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Seller has furnished or made available to the Purchaser true and complete copies of the Material Contracts, including any amendments to such Material Contracts.

Section 3.11 Litigation. There is no material Action pending or, to the Seller’s Knowledge, threatened against any Acquired Entity, or any property or asset of any Acquired Entity, that (a) if adversely determined, individually, or in the aggregate, would reasonably be likely to result in material liability to the Acquired Entities, taken as a whole, or (b) seeks material injunctive or other material non-monetary relief against the Acquired Entities, taken as a whole. No Acquired Entity nor any property or asset of any Acquired Entity is subject to any continuing material Governmental Order. For the avoidance of doubt, this Section 3.11 shall not apply to Taxes, environmental matters or the Plans. All representations and warranties in relation to Taxes are set forth in Section 3.07; all representations and warranties in relation to environmental matters are set forth in Section 3.12; and all representations and warranties in relation to the Plans are set forth in Section 3.13.

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Section 3.12 Environmental Matters. (a) Each Acquired Entity is, and since January 1, 2015 has been, in compliance with Environmental Laws in all material respects, possesses and is in material compliance with all Permits required under Environmental Laws for its operations, such Permits are valid and in full force and effect (including after taking into account any name changes of the Acquired Entities), there are no material Actions pending, or to the Seller’s Knowledge, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any such Permits, and, to the Seller’s Knowledge, there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities, taken as a whole; (b) there is no Action or Governmental Order pending or, to the Seller’s Knowledge, threatened by a third party against any Acquired Entity alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (c) no Acquired Entity has identified Hazardous Materials contamination at or is remediating Hazardous Materials at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities, taken as a whole; (d) no Acquired Entity has contractually assumed any liability of any other Person (other than an Acquired Entity) arising out of or pursuant to Environmental Laws and Permits that would reasonably be expected to result in material liability to the Acquired Entities, taken as a whole or is subject to any unresolved consent decrees, administrative or judicial orders, judgments or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities, taken as a whole; (e) there have been no Releases of Hazardous Materials at any of the Real Property that would reasonably be expected to result in a material Environmental Claim against the Seller or any Acquired Entity; (f) none of the Seller or any Acquired Entity has received written notice that it has been identified as a potentially responsible party in respect of any real property to which Hazardous Materials generated or transported by any Acquired Entity were sent for treatment or disposal; and (g) there are no material Environmental Claims or unresolved written notices of material violations (including any investigatory, corrective or remedial obligation) pending, or to the Seller’s Knowledge threatened, against any Acquired Entity. The Seller has made available to the Purchaser all material environmental assessments, reports, data, results of investigations or audits created within the past three years that are in the Acquired Entities’ possession or control regarding environmental matters pertaining to the Acquired Entities and the Real Property.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Seller Disclosure Letter lists a correct and complete list of all material Plans. For purposes of this Agreement, “Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) any severance, salary continuation, separation, change in control, retention, consulting, employment, vacation, welfare, incentive, bonus, stock option, stock purchase, pension, equity or equity-based, deferred compensation, sick leave, fringe benefit, retirement, profit sharing, thrift, savings, compensation, flexible spending account, group insurance, or restricted stock plan, program, arrangement, agreement or policy, in each case, (A) sponsored or maintained by any of the Acquired Entities, (B) with respect to which any of the Acquired Entities contributes or is required to contribute, (C) to which any Acquired Entity is a party or (D) with respect to which any of the Acquired Entities has any liability (including on account of an ERISA Affiliate).

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(b) Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, all Plans are in material compliance with ERISA, the Code, and other applicable Laws and have been administered and maintained in all material respects in accordance with their terms and such Laws. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Seller’s Knowledge, there are no facts or circumstances reasonably likely to result in (i) revocation of any such favorable determination or opinion letter, or (ii) loss of such qualification under Section 401(a) of the Code. There are no material Actions (other than routine claims for benefits) pending or, to the Seller’s Knowledge, threatened with respect to any Plans. There is no audit, inquiry or examination pending or, to the Seller’s Knowledge, threatened by any Governmental Authority with respect to any Plans. No Plan is, and none of the Acquired Entities nor any ERISA Affiliate has any liability with respect to, (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Plan provides or has an obligation to provide (i) any retiree medical, disability, life insurance or other material welfare benefits to any current or former employee, officer or director of any Acquired Entity after such individual terminates employment other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Law for which the covered individual pays the full cost of coverage, or (ii) welfare benefits to any individual who is not a current or former employee of an Acquired Entity (or a dependent thereof).

(c) With respect to each Plan, the Seller has provided or made available to the Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) all plan documents (or with respect to any unwritten Plan, a written summary thereof), any related trust agreement, insurance policy or other funding instrument and all amendments thereto; (ii) the most recent determination or opinion letter from the Internal Revenue Service with respect to any Plan intended to be qualified under Section 401(a) of the Code; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) all correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Authority during the past three years; and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) the audited financial statements, and (C) actuarial valuation reports.

(d) No fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Plan that could subject an Acquired Entity or an employee of an Acquired Entity to any material liability (including liability on account of an indemnification obligation). No Acquired Entity has incurred any excise Taxes under Chapter 43 of the Code with respect to any Plan and nothing has occurred with respect to any Plan that could reasonably be expected to subject any Acquired Entity to any such Taxes, in either case, except as would not result in material liability to any Acquired Entity.

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(e) All contributions, premiums, fees and administrative expenses required to be paid in full under or in connection with the Plans on or before the Closing Date, have been timely paid in full or properly accrued in accordance with GAAP as of the Closing Date, except as would not result in material liability to the Acquired Entities, taken as a whole.

(f) No Plan subject to Section 409A of the Code has failed, in form or operation, to meet the requirements of Section 409A of the Code, except where such failure would not reasonably be expected to result in material liability to the Acquired Entities, taken as a whole.

(g) Except as set forth on Section 3.13(g) of the Seller Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in (i) any payment becoming due or any increase in compensation (including severance pay upon any termination of employment) or any cancellation of Indebtedness with respect to any current or former employee, officer, director or consultant of any Acquired Entity or (ii) the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) under, increase in the amount payable or result in any other obligation pursuant to, any of the Plans. Neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in payments under any Plan or other arrangement currently in effect which would not be deductible under Section 280G of the Code. No Acquired Entity has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 4999 and 409A of the Code.

(h) The Seller has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Plan) persons who have performed services for or on behalf of any Acquired Entity, except where such improper classification would not reasonably be expected to result in material liability to the Acquired Entities, taken as a whole.

(i) Since the date of the last Balance Sheet Date, other than in the Ordinary Course of Business, no Acquired Entity has formally adopted or authorized any additional Plan or any material change in or termination of any existing Plan.

Section 3.14 Compliance with Applicable Law. The Acquired Entities, hold, as of the date hereof, all material Permits of and from all, and have made all material declarations and filings with, Governmental Authorities necessary for the lawful conduct of the Business as presently conducted. As of the date of this Agreement, the Business is operated in material compliance with, and, to the Seller’s Knowledge, each of the officers, directors and key employees of such Persons, in the course of their conduct of the Business, are in compliance and, have complied, in all material respects, with all applicable Laws of all applicable Governmental Authorities, including the Jones Act, as applicable. To the Seller’s Knowledge, any joint venture to which any Acquired Entity is a party is operated in compliance with all applicable Laws of all applicable Governmental Authorities, except where such non-compliance would not reasonably be expected to result in material liability to the Acquired Entities, taken as a whole. There is no Action, to the Seller’s Knowledge, threatened by any Governmental Authority with respect to any alleged material violation by any Acquired Entity or, in the course of their conduct of the Business, officer, director or key employee, of any Laws or order of any Governmental Authority.

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Section 3.15 Labor Matters.

(a) There are no material Actions pending or, to the Seller’s Knowledge, threatened between any Acquired Entity and any of their present or former employees.

(b) Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, none of the Acquired Entities is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Seller’s Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the employees of any Acquired Entity. No Acquired Entity has suffered or sustained any labor strike, slowdown or work stoppage in the past three years and, to the Seller’s Knowledge, no labor strike, slowdown or work stoppage is threatened by the employees of the Acquired Entities. No Acquired Entity has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that would violate the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff Law.

(c) The Acquired Entities have complied in all material respects with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, and workers’ compensation.

(d) To the Seller’s Knowledge, no officer, executive or management-level employee of any Acquired Entity is party to any confidentiality, non competition, non solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with any Acquired Entity.

(e) Except as would not reasonably be expected to result in a material liability to the Acquired Entities, taken as a whole, the Acquired Entities have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

(f) The consummation of the Combination did not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included in Indebtedness or as otherwise expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor.

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(g) Except as set forth in Section 3.15(g) of the Seller Disclosure Letter, the sale and transfer of the Membership Interests by the Seller to the Purchaser will not (i) entitle any current or former employee, director or independent contractor to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included as Indebtedness or as a Seller Transaction Expense or as otherwise expressly provided in this Agreement or (ii) increase the amount of compensation due to any current or former employee, director or independent contractor.

Section 3.16 Brokers. Except as set forth in Section 3.16 of the Seller Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the Transactions by reason of any action taken by the Seller, the Company or any of its Representatives for which any Acquired Entity or the Purchaser would become liable after the Closing.

Section 3.17 Government Contracts.

(a) (i) All of the Government Contracts are, to the Seller’s Knowledge, binding on the parties thereto, and are in full force and effect; (ii) to the Seller’s Knowledge, the Government Contracts are not currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims; and (iii) no Person has notified any Acquired Entity in writing that any Governmental Authority intends to seek agreement from an Acquired Entity to lower rates under any of the Government Contracts or Government Bids.

(b) To the Seller’s Knowledge: (i) the Acquired Entities have, in the past two years, complied, in all material respects, with all terms and conditions of the Government Contracts to which they are parties and have performed all material obligations required to be performed by them thereunder; (ii) the Acquired Entities have, in the past two years, complied, in all material respects, with all statutory and regulatory requirements applicable to the Government Contracts; (iii) the representations, certifications and warranties made by the Acquired Entities with respect to the Government Contracts were accurate in all material respects as of their respective effective dates, (iv) no terminations for default, cure notices, show cause notices or other similar notices, either written or orally, have been issued and remain unresolved with respect to the Government Contracts, and no events, conditions or omissions have occurred in the past two years or currently exist that constitute sufficient grounds for such action; (v) no past performance evaluations disclosed to the Acquired Entities in the past two years with respect to the Government Contracts have set forth a default or other material failure to perform thereunder; (vi) no money due to an Acquired Entity pertaining to any Government Contracts has been withheld or set-off in the past two years, nor have there been any attempts by Governmental Authorities in the past two years to withhold or set-off any money due under Government Contracts; and (vii) all certified claims submitted by the Acquired Entities in the past two years under the Government Contracts were accurate in all material respects as of their respective submission dates.

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(c) None of the Acquired Entities has, in the past two years been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs. No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to the Seller’s Knowledge, threatened (whether orally or in writing) against any of the Acquired Entities. To the Seller’s Knowledge, no negative determination of responsibility has been issued against any of the Acquired Entities with respect to any outstanding Government Bid.

Section 3.18 Relationships with Related Persons. Except as set forth in Section 3.18 of the Seller Disclosure Letter or with respect to the Plans, to the Seller’s Knowledge, none of the Seller’s Affiliates (other than the Acquired Entities), nor any of its Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director is a party to any Contract or arrangement with an Acquired Entity other than compensation and benefits as an employee or officer payable in the Ordinary Course of Business. Except as set forth in Section 3.18 of the Seller Disclosure Letter, no Acquired Entity has loaned any amounts that remain outstanding to any Affiliate, shareholder, employee, member, manager, officer or director of any Acquired Entity, other than in the Ordinary Course of Business or intercompany loans between Acquired Entities or loans that will be repaid prior to the Closing, and no Acquired Entity has borrowed funds from any of the foregoing that will remain outstanding following the Closing, other than intercompany loans between Acquired Entities or any Indebtedness. Except as set forth on Section 3.18 of the Seller Disclosure Letter, no Affiliate, officer or director of an Acquired Entity (other than another Acquired Entity or a joint venture of an Acquired Entity) (a) has any direct financial interest in any material property right, tangible or intangible, which is used by an Acquired Entity in the conduct of the Business, or (b) is, to the Seller’s Knowledge, a director, officer or management-level employee of any Person which is a material supplier, customer, lessor or lessee of any Acquired Entity, in each case, other than transactions entered into and relationships maintained on an arms-length basis with other Persons owned or controlled by the private equity sponsor of the Seller. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19 Absence of Certain Payments. As of the date of this Agreement, to the Seller’s Knowledge, no employee of an Acquired Entity has, and no agent or representative instructed by an Acquired Entity to act on behalf of an Acquired Entity has, in violation of Law (a) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (b) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other payment.

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Section 3.20 Material Customers and Suppliers. Section 3.20 of the Seller Disclosure Letter sets forth a true and complete list of (a) the 20 largest customers of the Acquired Entities on a consolidated basis (based on dollar volume of sales to such customers) (each, a “Material Customer”) and (b) the 20 largest suppliers of the Acquired Entities on a consolidated basis (based on dollar volume of purchases from such suppliers) (each, a “Material Supplier”), in each case, for the 2017 calendar year and for the period of January 1, 2018 to the Balance Sheet Date. To the Seller’s Knowledge, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Contract with a Material Customer or Material Supplier. Since December 31, 2017, no Material Customer or Material Supplier has notified any Acquired Entity in writing that it intends to discontinue or materially and adversely change its relationship with any Acquired Entity other than by fluctuations in purchase order volume that occur in the Ordinary Course of Business.

Section 3.21 Company Information. None of the information supplied or to be supplied by the Seller or the Company or any of their respective Affiliates relating to the Seller or any Acquired Entity or any of their respective equityholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC contemplated by this Agreement, mailings to the Purchaser’s stockholders with respect to the Offer, or the redemption of the Purchaser Common Stock, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Seller, any Acquired Entity or any of their respective Affiliates or Representatives with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, the Purchaser or any of its Affiliates or Representatives or any other Person.

Section 3.22 U.S. Citizenship. As of the date of this Agreement and as of immediately prior to the Closing, the Company and, except as set forth on Section 3.22 of the Seller Disclosure Letter, each other Acquired Entity, is a U.S. Citizen. As of the date of this Agreement the Seller is, and following the Closing will continue to be, a U.S. Citizen.

Section 3.23 Accredited Investor. The Seller and each equityholder of the Seller to whom shares of Purchase Price Common Stock are distributable are “accredited investors,” as such term is defined in Regulation D of the Securities Act and will acquire its portion of the shares of Purchase Price Common Stock for their own accounts and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state “blue sky” Laws or any other securities Laws.

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Section 3.24 NO OTHER REPRESENTATIONS AND WARRANTIES. THE SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE PURCHASER, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE PURCHASER AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NEITHER THE SELLER NOR ANY OTHER PERSON ACTING ON ITS BEHALF HAS RELIED ON ANY INFORMATION OR ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS ARTICLE IV OR IN ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION WITH THE TRANSACTIONS THAT CONTAINS A REPRESENTATION AND WARRANTY MADE BY THE PURCHASER.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Purchaser Disclosure Letter (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement), the Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01 Organization and Qualification.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Purchaser is not in default under or in violation of any material provision of its Organizational Documents.

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Section 4.02 Authority. The Purchaser has the requisite power and authority to execute, deliver and enter into this Agreement, and the Ancillary Agreements to which it is or will become a party, and, subject to obtaining the Purchaser Stockholder Approval, to consummate the Transactions. Assuming all shares of Purchaser Common Stock issued and outstanding as of the date of this Agreement are present at the Special Meeting, including the 6,416,250 shares of the Purchaser Common Stock required to vote in favor of this Agreement pursuant to the Founder Voting Agreement and the Founder Letter Agreement, no more than 9,624,376 additional shares of the Purchaser Common Stock are required to be voted in favor of this Agreement to obtain the Purchaser Stockholder Approval. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will become a party have been duly authorized by all necessary action. The Purchaser has provided to the Seller accurate and complete copies of the Purchaser Governing Documents as currently in effect, including all amendments thereto. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 4.03 No Conflict.

(a) The execution and delivery by the Purchaser of this Agreement, the Ancillary Agreements to which it is or will become a party do not, and the performance of this Agreement, the Ancillary Agreements to which it is or will become a party and the consummation of the Transactions by the Purchaser will not, (i) subject to obtaining the Purchaser Stockholder Approval and completing the Offer, conflict with or violate the Purchaser Governing Documents, or (ii) subject to obtaining all consents, approvals, authorizations and other actions described in Section 4.03(b) below, conflict with or violate any Law applicable to the Purchaser or by which any property or asset of either of them is bound or affected, or result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consents under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, or by which the Purchaser or any of its property or assets are bound or affected.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any material Regulatory Approval except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the Federal Securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of the NYSE and where the failure to obtain a Regulatory Approval would not (i) result in a material liability on, or impose an injunction that is materially adverse to, the Purchaser (or, after the Closing, the Acquired Entities, taken as a whole) or (ii) prevent or delay beyond the Termination Date the consummation of the Transactions.

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Section 4.04 Capitalization. As of the date of this Agreement, (a) the authorized capital stock of the Purchaser consists of (i) 200,000,000 shares of the Purchaser Common Stock, par value $0.0001 (of which 32,081,250 shares are issued and outstanding, including the Sponsor Forfeited Shares, and all of which are validly issued, fully paid and non-assessable) and (ii) 1,000,000 shares of blank check preferred stock, par value $0.0001 (of which none are issued or outstanding), and (b) 28,848,750 shares of the Purchaser Common Stock are issuable in respect of Public Warrants and Sponsor Warrants. As of immediately following the Closing, (a) the authorized capital stock of the Purchaser will consist of (i) 200,000,000 shares of the Purchaser Common Stock, par value $0.0001 (of which no Sponsor Forfeited Shares shall be outstanding) and (ii) 5,000,000 shares of blank check preferred stock, par value $0.0001, of which up to 1,300,000, pursuant to the terms hereof, shall be designated Preferred Shares, (b) 19,248,750 shares of Purchaser Common Stock are issuable in respect of Public Warrants and (c) no Sponsor Warrants will be outstanding. No shares of the Purchaser Common Stock are held in the treasury of the Purchaser. Except for the Offer and the Transactions and except for the Sponsor Warrants and the Public Warrants noted above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in, the Purchaser. All shares of Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Purchase Price Common Stock (including any shares of Purchaser Common Stock that may be issued as consideration for the Potential Acquisition Earnout Amount) and Preferred Shares to be issued pursuant to the Transactions have been duly and validly authorized and, when issued to the Sellers and the subscribers under the Investor Agreements pursuant to this Agreement and the Investor Agreements, as applicable, shall be validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser Common Stock (except for the Offer and as disclosed in the Purchaser SEC Reports). There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the Purchaser’s Knowledge, except for the Founder Voting Agreement and as set forth the Purchaser Disclosure Letter, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of the Purchaser. There are no outstanding securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser.

Section 4.05 Litigation. Since the inception of Purchaser, there has not been any Action pending, and as of the date of this Agreement, there is no Action pending or, to the Purchaser’s Knowledge, threatened against the Purchaser, any Subsidiary of the Purchaser, or any property or asset of the Purchaser that (a) if adversely determined, individually, or in the aggregate, would have a Purchaser MAE, or (b) would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements to which the Purchaser is or will become a party. Neither the Purchaser nor any Subsidiary of the Purchaser nor any property or asset of the Purchaser or any Subsidiary of the Purchaser is subject to any continuing Governmental Order that would have a Purchaser MAE.

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Section 4.06 SEC Filings and Financial Statements.

(a) The Purchaser has timely filed all forms, reports and documents required to be filed by it with the SEC since June 22, 2017, together with any amendments, restatements or supplements thereto. The Purchaser has provided to the Seller, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 and (ii) the Prospectus, all registration statements and other forms, reports and documents filed by the Purchaser with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained (i) in any Purchaser SEC Report or (ii) in any Additional Purchaser SEC Report is superseded by a later timely filed Additional Purchaser SEC Report) has been superseded by a later timely filed the Purchaser SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Purchaser as at March 31, 2018, including the notes thereto (the “Purchaser Balance Sheet”), the Purchaser has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations incurred since the date of the Purchaser Balance Sheet in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Purchaser; (ii) liabilities and obligations incurred in connection with the Transactions; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Purchaser.

(d) The Purchaser has heretofore furnished to the Seller complete and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

(e) All comment letters received by the Purchaser from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC’s EDGAR website or otherwise have been made available to the Seller.

(f) To the Purchaser’s Knowledge, since June 22, 2017, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

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(g) Since June 22, 2017, the Purchaser has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Purchaser SEC Report. Each such certification is true and correct. The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser SEC Reports and other public disclosure documents. Section 4.06(g) of the Purchaser Disclosure Letter lists, and the Purchaser has made available to the Seller, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.06(h) of the Purchaser Disclosure Letter lists, and the Purchaser has provided to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) All non-audit services were approved by the audit committee of the board of directors and committees of the Purchaser. The Purchaser has no off-balance sheet arrangements.

(j) Neither the Purchaser nor, to the Purchaser’s Knowledge, any of its Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices. No attorney representing the Purchaser, whether or not employed by the Purchaser, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Purchaser or any of its officers, directors, employees or agents to the board of directors of the Purchaser (or any committee thereof) or to any director or officer of the Purchaser. Since the Purchaser’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Purchaser or any committee thereof.

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(k) To the Purchaser’s Knowledge, no employee of the Purchaser has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Purchaser nor any officer, employee, contractor, subcontractor or agent of the Purchaser has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Purchaser in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of the Purchaser reflected on the Purchaser Balance Sheet or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of the Purchaser Balance Sheet, the Purchaser has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.07 Purchaser Trust Amount. As of the date of this Agreement, the Purchaser Trust Amount is approximately $261.28 million.

Section 4.08 No Additional Representations; Independent Assessment.

(a) Notwithstanding any other provision in this Agreement, the Purchaser acknowledges that neither the Seller nor any of its Affiliates makes, will make or has made to the Purchaser any representation or warranty, express or implied, as to the prospects of the Acquired Entities or their profitability, or with respect to any forecasts, projections or business plans made available to the Purchaser in connection with the Purchaser’s review of the Acquired Entities.

(b) The Purchaser confirms that the Seller has made available to the Purchaser the opportunity to ask questions of the officers and management of the Acquired Entities, to access all materials, documents and other information that it deems necessary or advisable to evaluate the Membership Interests, the Business, the Acquired Entities and the Transactions and each Agreement and Ancillary Agreement to which it is a party and to acquire additional information about the Business and the assets and financial condition of the Acquired Entities.

(c) The Purchaser has made its own independent examination, investigation, analysis and any other relevant evaluation of the Membership Interests, the Business and the Acquired Entities, including its own estimate of the value of the Membership Interests and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Acquired Entities, as it deems adequate.

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Section 4.09 Investment Intent. The Purchaser is acquiring the Membership Interests for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. The Purchaser agrees that it does not intend to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Company in violation of any Laws. The Purchaser is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 4.10 Brokers and Purchaser Transaction Expenses. Except as disclosed in Section 4.10 of the Purchaser Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by or on behalf of the Purchaser. From and after the Closing and upon payment of the Purchaser Transaction Expenses set forth on the Closing Statement, neither the Seller nor the Purchaser nor any of the Purchaser’s Subsidiaries (including the Acquired Entities) shall have any liabilities with respect to any Purchaser Transaction Expenses.

Section 4.11 No Operations; Absence of Changes. Since its inception, the Purchaser (a) has not engaged in any business or operations other than in connection with or related to the Transactions, (b) has not experienced a Purchaser MAE and (c) has conducted its business only in the Ordinary Course of Business. The Purchaser has no Subsidiaries.

Section 4.12 Transactions with Affiliates. Except as set forth in Section 4.12 of the Purchaser Disclosure Letter or as disclosed in the Purchaser SEC Reports (or filed as exhibits thereto), in each case to the Purchaser’s Knowledge, none of the Purchaser’s Affiliates, nor any of such Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director (a) is a party to any Contract or arrangement with the Purchaser other than compensation and benefits as an employee or officer payable in the Ordinary Course of Business, (b) has any direct financial interest in any property used by the Purchaser, or (c) is a director, officer or management-level employee of, any Person (other than the Purchaser) which is a material supplier, customer, lessor or lessee of the Purchaser. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.12.

Section 4.13 Solvency. The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Acquired Entities.

Section 4.14 Purchaser Information. None of the information supplied or to be supplied by the Purchaser or any of its Affiliates expressly for inclusion in the Purchaser SEC Reports or any Additional Purchaser SEC Reports, mailings to the Purchaser’s stockholders with respect to the Offer or the other Transactions, any supplements thereto or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that is included in the applicable filings). No representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Seller, any Acquired Entity or any of their respective Affiliates.

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Section 4.15 U.S. Citizenship. The Purchaser is, and following the Closing will continue to be, a U.S. Citizen.

Section 4.16 Investor Agreements. The Purchaser has delivered to the Seller true and complete copies of the Investor Agreements as in effect as of the date of this Agreement. As of the date of this Agreement, each Investor Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser, and to the Purchaser’s Knowledge, the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity. Except as set forth in the Investor Agreements, there are no (a) conditions precedent to the respective obligations of the subscribers therein specified in the Investor Agreements to consummate the transactions contemplated by the Investor Agreements or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Common Offering or Preferred Offering to which the Purchaser or any of its Affiliates is a party that would (i) permit the subscribers specified in the Investor Agreements to reduce the total amount of Preferred Shares or Purchaser Common Stock, as applicable, to be acquired by such Person, (ii) that would require the Purchaser or any Acquired Entity to incur any additional liability or obligation in respect of the Common Offering or the Preferred Offering or (iii) materially and adversely affect the ability to consummate the Common Offering and the Preferred Offering or change any other material terms.

Section 4.17 NO OTHER REPRESENTATIONS AND WARRANTIES. THE PURCHASER, ON BEHALF OF ITSELF, THE SPONSOR AND ITS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, THE PURCHASER, ON BEHALF OF ITSELF, THE SPONSOR AND ITS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE SELLER OR THE ACQUIRED ENTITIES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY ACQUIRED ENTITY AND ANY OF THE ACQUIRED ENTITIES’ RESPECTIVE ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NEITHER THE PURCHASER NOR ANY OTHER PERSON ACTING ON ITS BEHALF HAS RELIED ON ANY REPRESENTATION OR WARRANTY OF THE SELLER NOT SET FORTH IN ARTICLE III OR IN ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION WITH THE TRANSACTIONS THAT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER.

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ARTICLE V
ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 5.01 Investigation. Between the date hereof and the Closing, the officers, employees and authorized Representatives of the Purchaser (at the Purchaser’s sole cost and expense) shall have reasonable access during normal business hours upon providing written notice to the Seller no later than two Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of the Acquired Entities in order for the Purchaser to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, the Purchaser and the Purchaser’s Representatives will not be permitted to interfere unreasonably with the Business, and no such investigation shall include performing invasive or subsurface investigations or sampling of properties or facilities of the Acquired Entities. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require any Acquired Entity to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Acquired Entity is bound, or violate any applicable Law. The Purchaser will indemnify and hold harmless the Acquired Entities from and against any losses that are incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of the Purchaser or the Purchaser’s Representatives in the use, storage or handling by the Purchaser or the Purchaser’s Representatives of (a) any personally identifiable information relating to employees or customers of any Acquired Entity and (b) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Purchaser or the Purchaser’s Representatives are afforded access pursuant to the terms of this Agreement. To the extent necessary, the Seller shall instruct the Representatives of the Seller and each of the Acquired Entities to reasonably cooperate with the Purchaser and its Representatives in their investigation of the Acquired Entities.

Section 5.02 Disclosure Letter; Anti-Sandbagging. Prior to the Closing, each Party shall have the right to supplement, modify or update its respective Disclosure Letter with respect to any matter hereafter arising or of which such Party becomes aware after the date hereof (with respect to the Seller, the “Updated Seller Disclosure Letter”, and with respect to the Purchaser, the “Updated Purchaser Disclosure Letter”, and each, an “Updated Disclosure Letter”) and neither Party, nor any of its respective Affiliates, shall have any right to make a claim against the other Party with respect to any matter set forth in an Updated Disclosure Letter of such other Party; provided, however, that if such event, development or occurrence that is the subject of (a) the Updated Seller Disclosure Letter constitutes or relates to a matter that has had a Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.01(a); and (b) the Updated Purchaser Disclosure Letter constitutes or relates to a matter that has had a Purchaser MAE, then the Seller shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.02(a); provided, further, that if any Party has the right to, but does not elect to, terminate this Agreement within ten days of its receipt of such Updated Disclosure Letter, then such Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. Notwithstanding anything to the contrary herein, no Party shall be entitled at any time to claim that any representation or warranty of the other Party has been breached, and neither Party nor any of its respect Affiliates shall be entitled to make a claim against the other Party on account of such breach if, on the date hereof, there exists to the Purchaser’s Knowledge or Seller’s Knowledge, as applicable, that such representation or warranty of the other Party has been breached.

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Section 5.03 Further Action. Subject to the terms and conditions herein provided, during the period from the date hereof through the Closing or the earlier valid termination of this Agreement in accordance with Article VII, each of the Parties shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the Transactions; provided that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Purchaser or an Acquired Entity in the event the Closing does not occur. Upon the terms and subject to the conditions hereof, each of the Parties shall use reasonable best efforts under the circumstances including by taking, or causing to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions. In furtherance and not in limitation of the foregoing, (a) the Parties shall cooperate in using their reasonable best efforts promptly (i) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the Transactions and (ii) to fulfill all conditions to the consummation of the Transactions, and (b) to the extent the stockholders of the Purchaser are required by applicable Federal Securities Laws to separately approve the provisions of Section 6.4, Section 8.1, Article VII or Article XI of the Second Amended and Restated Certificate of Incorporation, and the Parties believe that such approval is unlikely to be obtained, then the Parties will cooperate to revise the provisions of such as set forth in the form attached hereto as Exhibit C in order to obtain such stockholder approval.

Section 5.04 The Acquired Entities’ Operations Prior to the Closing.

(a) Between the date hereof and the Closing, except as (x) set forth in Section 5.04(a) of the Seller Disclosure Letter, (y) contemplated by this Agreement or (z) with the prior approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (and which approval shall be deemed to have been granted five Business Days after the date of receipt of the written request unless denied in writing), the Seller shall, and shall cause each Acquired Entity to, operate in the Ordinary Course of Business and the Seller shall not, and shall cause each Acquired Entity to not, take any of the following actions:

(i) amend the Organizational Documents of any of the Acquired Entities;

(ii) split, combine or reclassify the Membership Interests;

(iii) transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) equity securities;

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(iv) acquire any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);

(v) make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Acquired Entities), except in the Ordinary Course of Business;

(vi) make a material change in any method of accounting or accounting practice of the Acquired Entities, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(vii) sell, lease, license or otherwise dispose of any of the assets (whether by merger, sale of stock, sale of assets or otherwise) shown or reflected in the Financial Statements, except in the Ordinary Course of Business or except for any assets having an aggregate value of less than $500,000;

(viii) sell, assign, transfer, license, abandon, or otherwise dispose of any material Intellectual Property, except in the Ordinary Course of Business;

(ix) issue or incur any additional Indebtedness except for borrowings under the Company’s existing credit facilities or the assumption of Indebtedness in connection with an Interim Acquisition Transaction;

(x) amend or modify the Credit Agreement in a manner that would be materially adverse to the Acquired Entities, taken as a whole, other than any such amendment or modification made in connection with an Interim Acquisition Transaction, provided, in each case that such amendment or modification would not otherwise prevent or delay beyond the Termination Date consummation of the Transactions;

(xi) increase the compensation of any member of management of the Acquired Entities; other than (A) as provided for in any written agreements or the Plans, (B) increases in commercially reasonable amounts, (C) in the Ordinary Course of Business, or (D) as required by Law;

(xii) except as required by the terms of any Plan or applicable Law, adopt, materially amend or modify any Plan, the effect of which in the aggregate would increase the obligations of the Acquired Entities by more than 15% of their aggregate existing annual obligations to such plans;

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(xiii) hire or engage any new employee or consultant, if such new employee or consultant will receive an annual base salary in excess of $250,000;

(xiv) make or change any Tax election, change any annual Tax accounting period adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action would have the effect of materially increasing the Tax liability of any Acquired Entity for any period (or portion thereof) ending after the Closing Date;

(xv) declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Acquired Entities or Tax allocation cash payment distributions made in the Ordinary Course of Business); or

(xvi) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.05 No Public Announcement; Confidentiality.

(a) No Party or any of their Affiliates shall, without the prior written consent of the other Party, make any press release or other public announcement concerning the Transactions except as may be required by applicable Law, in which case, the disclosing Party shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other Party as far in advance as practicable, and shall reasonably consider any comments made by the other Party relating to the proposed disclosure.

(b) Other than press releases and public announcements undertaken in accordance with Section 5.05(a), no Party shall make any statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions (including the Offer Documents) or, disclose to any third party any confidential information of the other Party (or in the case of the Purchaser, of the Acquired Entities or the Business) without the prior written consent of the other Party; provided, however, that (notwithstanding the limitations regarding such disclosures under the Confidentiality Agreement) this provision shall not apply to disclosures of publicly-available information or to disclosures by either Party to its respective legal and financial advisors (including those providing valuation analysis) or in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided.

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Section 5.06 Regulatory Filings. Within ten Business Days after the date hereof, with respect to the Transactions, the Parties shall make, or cause to be made, the filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (d) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Party from receiving any confidential competitively sensitive information required to be shared under this Section 5.06; provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Governmental Order challenging the completion of the Transactions or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Transactions contemplated herein. Without limiting the generality of the Purchaser’s undertaking pursuant to this Section 5.06, the Purchaser agrees to use its reasonable best efforts including by taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the Transactions as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Governmental Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, the Purchaser shall use its reasonable best efforts including by defending through litigation on the merits any claim asserted in any Governmental Authority by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. The filing fee for the HSR Act and for any other Regulatory Approval for the consummation of the Transactions shall be paid 50% by the Purchaser and 50% by the Seller as a Purchaser Transaction Expense and Seller Transaction Expense.

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Section 5.07 Exclusivity. During the period from the date hereof through the Closing or the earlier valid termination of this Agreement in accordance with Article VII, neither Party shall take, nor permit any of its Affiliates or its or their respective Representatives to take, any action to initiate, respond to, encourage the submission of, solicit or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than the Purchaser or the Seller, as applicable) concerning, in the case of the Purchaser, any alternative business combination transaction involving the Purchaser, including any purchase or sale of equity or assets of the Purchaser or any other Person or a merger, combination or recapitalization of the Purchaser or any Subsidiary thereof (each such transaction, a “Purchaser Acquisition Transaction”), and in the case of the Seller, any purchase of any equity securities of the Acquired Entities or any merger, combination, recapitalization, sale of substantial assets or similar transaction involving the Acquired Entities, to any other Person.

Section 5.08 Proxy Statement.

(a) As promptly as practicable after the date on which the Required Information has been made available to the Purchaser and its Representatives, the Purchaser shall file with the SEC a proxy statement relating to the Offer and the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its stockholders with the opportunity to redeem, in the aggregate, up to 25,665,000 of their Public Shares, to be redeemed in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the applicable governing documents of the Purchaser (including the Prospectus and the Amended and Restated Certificate of Incorporation and the Purchaser’s bylaws) (the “Purchaser Governing Documents”), applicable Law, and any applicable rules and regulations of the SEC and the NYSE.

(b) The Purchaser shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VII. The Purchaser shall extend the Offer for any period required by any rule, Law, regulation, interpretation or position of the SEC, the NYSE or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.08(b) shall (i) impose any obligation on the Purchaser to extend the Offer beyond the Termination Date (as the same may be extended in accordance with Section 7.03(b)), or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Purchaser to terminate this Agreement in accordance with Article VII.

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(c) Without limitation, in the Proxy Statement, the Purchaser shall (i) seek (A) approval of this Agreement by the holders of shares of the Purchaser Common Stock in accordance with applicable Law and NYSE exchange rules and regulations, (B) approval of the Second Amended and Restated Certificate of Incorporation, (C) approval of the new omnibus equity incentive plan, the form of which is attached as Exhibit D hereto (the “Management Incentive Plan”), that, among other things, provides for a grant of outstanding the Purchaser Common Stock to employees of the Acquired Entities in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, in each case as set forth on Annex I hereto, subject to any changes to Annex I as provided therein, (E) to the extent necessary, approval of the issuance of the Purchaser Common Stock pursuant to the Investor Agreements by the holders of shares of the Purchaser Common Stock in accordance with applicable Law and exchange rules and regulations, and (F) to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions, and (ii) file with the SEC financial and other information about the Transactions in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Amended and Restated Certificate of Incorporation, the Exchange Act or otherwise (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by the Seller for inclusion in the Proxy Statement and other Offer Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Subject to the Purchaser’s receipt of the Required Information, the Purchaser shall cause the Offer Documents to be disseminated as promptly as practicable to the Purchaser’s equityholders after the Proxy Statement is cleared by the SEC for mailing as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”), and the Purchaser shall take all actions necessary in accordance with applicable Law and the Purchaser Governing Documents to duly call, give notice of, convene and hold (on a date selected by the Purchaser and reasonably acceptable to the Seller, which date shall in no event be later than 30 days following the date the Proxy Statement is cleared by the SEC for mailing to the Purchaser’s equityholders) the Special Meeting of the Purchaser’s stockholders solely for the purpose of obtaining the Purchaser Stockholder Approval and obtaining the approval of the Purchaser’s stockholders with respect to the other matters contemplated to be included in the Proxy Statement in accordance with the terms of this Agreement. The Purchaser may, without the prior consent of the Seller, make one or more successive postponements or adjournments of such Special Meeting (i) if required by applicable Law or a request from the SEC or its staff, (ii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or the Offer Documents that the Purchaser board of directors, after consultation with its outside counsel, has determined in good faith, is required by applicable Law is provided to the Purchaser’s stockholders, or (iii) if, on a date for which such Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares of the Purchaser Common Stock to obtain the Purchaser Stockholder Approval, whether or not a quorum is present, provided that (A) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement, (B) no single such adjournment or postponement shall be for more than five Business Days except as may be required by Federal Securities Laws, and (C) in the case of clause (iii), such Special Meeting shall not be postponed to later than the date that is ten Business Days after the date for which such Special Meeting was originally scheduled without the prior written consent of the Seller. All other postponements or adjournments shall require the prior written consent of the Seller. The Purchaser shall ensure that such Special Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with such Special Meeting are solicited, in compliance with all applicable Laws.

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(d) The Seller shall promptly provide to the Purchaser the Required Information as and when available and such other information concerning the Seller, the Acquired Entities as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Statement. Subject to the Seller’s compliance with the immediately preceding sentence with respect to the information provided or to be provided by the Seller for inclusion in the Offer Documents, the Purchaser shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Seller such that the Seller and the Acquired Entities and its and their respective Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Seller shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of the Purchaser Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Purchaser Governing Documents. The Purchaser shall provide the Seller, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give the Seller and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit the Seller, the Company and their respective Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Seller shall, and shall cause each of the Acquired Entities to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the Transactions (including the Offer Documents) and responding in a timely manner to comments from the SEC.

(e) If at any time prior to the Effective Time, any information relating to the Purchaser, or the Acquired Entities, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Purchaser or the Seller, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Purchaser.

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(f) Subject to the second sentence of this Section 5.08(f), but notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreement, the Purchaser shall not make any public filing with respect to the Transactions (including the Offer Documents) without the prior written consent of the Seller. The Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Seller shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by the Seller and the Purchaser to be not so required, such filing shall not be made.

Section 5.09 Stockholder Vote; Recommendation of the Board of the Purchaser. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by the Seller, from and after the date of this Agreement, the Purchaser shall not directly or indirectly subject this Agreement or the Transactions or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of the Purchaser. Subject to this Section 5.09, the board of directors of the Purchaser shall recommend that the Purchaser’s stockholders vote in favor of, and shall solicit proxies from the Purchaser’s stockholders in favor of, (a) approving this Agreement, (b) approving the Second Amended and Restated Certificate of Incorporation, (c) approving the Management Incentive Plan, (d) appointing, and designating the classes of, the members of the board of directors of the Purchaser in accordance with Annex I, (e) to the extent necessary, approving the issuance of the Purchaser Common Stock pursuant to the Investor Agreements, and (f) consummation of the Transactions, and the Purchaser shall, include such recommendation in the Proxy Statement. Prior to the valid termination of this Agreement in accordance with Article VII, subject to this Section 5.09, neither the board of directors of the Purchaser nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Seller), or propose to withdraw (or modify in any manner adverse to the Seller), the board of director’s recommendation in favor of this Agreement and the Transactions, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Purchaser Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Purchaser to execute or enter into, any agreement related to a Purchaser Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Purchaser to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, (v) fail to recommend against any Purchaser Acquisition Transaction, (vi) fail to re-affirm the aforementioned board of director recommendation at the written request of the Company within five Business Days or (vii) resolve or agree to do any of the foregoing. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Purchaser Stockholder Approval, the board of directors of the Purchaser, after consultation with its outside legal counsel, determines in good faith that failure to withdraw or modify its recommendations would be inconsistent with its fiduciary duties to the Purchaser’s stockholders under applicable Law, then the board of directors of the Purchaser may withdraw or modify its recommendations so long as the Purchaser (to the extent lawful and reasonably practicable) first provides the Seller with at least 48 hours advance written notice of such withdrawal or modification.

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Section 5.10 Listing. From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of the Purchaser Common Stock to be tradable over, the applicable NYSE market(s).

Section 5.11 Operations of the Purchaser Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or the Ancillary Agreements or with the prior approval of the Seller, the Purchaser shall not take any of the following actions:

(a) make any amendment or modification to any of the Purchaser Governing Documents;

(b) take any action in violation or contravention of any of the Purchaser Governing Documents, applicable Law or any applicable rules and regulations of the SEC and the NYSE;

(c) split, combine or reclassify the Purchaser Common Stock, or reduce below $10.00 per share the offering price (as described in the Prospectus);

(d) make any amendment or modification to the Trust Agreement;

(e) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(f) make or allow to be made any reduction in the Purchaser Trust Amount, other than as expressly permitted by the Purchaser Governing Documents;

(g) contact, directly or indirectly, (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Acquired Entity with respect to the Transactions;

(h) contact, directly or indirectly, any employee of any Acquired Entity, other than contacts with senior-level management employees in connection with the Transactions;

(i) (i) issue any Preferred Shares to any Person other than as expressly provided for in the Backstop and Subscription Agreement, the JFL Subscription Agreement or any Direct Subscription Agreement entered into in accordance with Section 5.12(c), or (ii) issue any other equity or indebtedness (other than as expressly provided for in the Investor Agreements and shares of Purchaser Common Stock to be issued to the Sponsor pursuant to the Exchange and Forfeiture Agreement);

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(j) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions.

(k) hire any employee;

(l) amend, waive or terminate, in whole or in part, any Investor Agreement or the Founder Voting Agreement, or, except in accordance with Section 5.12, enter into any new Investor Agreement;

(m) establish any Subsidiary or acquire any interest in any asset; or

(n) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.12 Investor Agreements; Founder Voting Agreement; Exchange and Forfeiture Agreement.

(a) Without limitation of Section 10(i) (Binding Effect) of the Backstop and Subscription Agreement and Section 5.1 (Binding Agreement) of the Founder Voting Agreement, the Purchaser hereby acknowledges and agrees that the Seller has the right to cause the Purchaser and the Sponsor to enforce the Purchaser’s and the Sponsor’s rights and perform the Purchaser’s obligations under each Investor Agreement, the Founder Voting Agreement and the Exchange and Forfeiture Agreement, and the Purchaser further acknowledges that money damages would not be an adequate remedy at law if any party to such agreements fails to perform in any material respect any of such party’s obligations under such agreements, and accordingly, upon the written request and expense of the Seller, the Purchaser shall, in addition to any other remedy at law or in equity, seek an injunction or similar Governmental Order of equitable relief restraining such party, as applicable, from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under each agreement, without the posting of any bond, in accordance with the terms and conditions of the applicable agreement in any court of the United States or any State thereof having jurisdiction, and if any Action should be brought in equity to enforce any of the provisions of such agreements, the Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, raise the defense that there is an adequate remedy at law.

(b) Without the prior written consent of the Seller, the Purchaser shall not and shall not permit its Affiliates or its or their respective Representatives to amend, modify, terminate, assign or agree to any waiver under, in a manner adverse to the Seller, any Investor Agreement, the Founder Voting Agreement or the Exchange and Forfeiture Agreement. The Purchaser will promptly notify the Seller if it has any reason to believe that any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or to the Purchaser’s Knowledge, any other party thereto under any Investor Agreement, the Founder Voting Agreement or the Exchange and Forfeiture Agreement. The Purchaser will also promptly notify the Seller if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement, the Founder Voting Agreement or the Exchange and Forfeiture Agreement.

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(c) Prior to the Closing, the Purchaser may seek to enter into subscription agreements for (i) the sale of up to $25.0 million of newly issued shares of Purchaser Common Stock in lieu of issuing a corresponding value of Preferred Shares under the Backstop and Subscription Agreement and (ii) the sale of up to $25.0 million of newly issued shares of Purchaser Common Stock in lieu utilizing a corresponding amount of the Backstop Commitment (as such term is defined in the Backstop and Subscription Agreement) under the Backstop and Subscription Agreement. Pursuant to Section 1(b) of the Backstop and Subscription Agreement, in lieu of issuing Preferred Shares to the subscriber named in the Backstop and Subscription Agreement, the Purchaser may enter into Direct Subscription Agreements with other subscribers pursuant to the terms of the Backstop and Subscription Agreement, provided, however, that in no event will the aggregate number of Preferred Shares to be issued under the Backstop and Subscription Agreement and any Direct Subscription Agreement exceed 1,000,000 Preferred Shares less any reductions to the number of Preferred Shares to be issued in the Preferred Offering as a result of the issuance of shares of Purchaser Common Stock pursuant to Section 5.12(c)(i). Unless entered into on economic terms and conditions substantially similar in all respects with any Investor Agreement with J.F. Lehman & Company LLC or its affiliated investment funds, any Investor Agreement entered into in connection with this Section 5.12(c) shall be on terms and conditions that are acceptable to the Seller. The Purchaser shall provide the Seller with complete executed copies of such Investor Agreements promptly upon execution thereof.

(d) The Purchaser will negotiate and enter into definitive agreements with respect to the Preferred Offering and the Common Offering on terms and conditions contained in the Investor Agreements or consistent in all material respects with the Investor Agreements at or prior to the Closing and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Seller, provided, however, that the Purchaser will not enter into any definitive agreement with respect to the Preferred Offering or the Common Offering unless such definitive agreement has been approved in writing by the Seller (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.13 Founder Letter Agreement. The Purchaser shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 6,416,250 shares of Purchaser Common Stock initially acquired by the Sponsor and other Purchaser insiders prior to the consummation of the IPO as well as the waiver of each of the Founder Stockholders’ respective rights to redeem such shares, in accordance with that certain letter agreement, dated as of June 22, 2017, among the Purchaser, the Sponsor and the other individuals party thereto (the “Founder Letter Agreement”), and without the prior written consent of the Seller, the Purchaser shall not and shall not permit its Affiliates or its or their respective Representatives to amend, modify, terminate or agree to any waiver under, in a manner adverse to the Seller, the Founder Letter Agreement. The Purchaser will promptly notify the Seller if it has any reason to believe that any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or to the Purchaser’s Knowledge, any other party thereto under the Founder Letter Agreement. The Purchaser will also promptly notify the Seller if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Founder Letter Agreement.

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Section 5.14 FIRPTA Certificates. Each of NRC US Holding Company, LLC and SES Holdco, LLC shall deliver to the Purchaser (a) a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that it is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (each such statement, the “FIRPTA Certificate”) and (b) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (a), signed by a responsible corporate officer of such Acquired Entity.

Section 5.15 No Claim Against the Purchaser Trust. The Seller acknowledges that it has read the Prospectus and that the Purchaser has established the Purchaser Trust from the proceeds of its June and July 2017 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the Purchaser’s holders of Public Shares (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust, the Purchaser may disburse monies from the Purchaser Trust only: (a) to the Public Stockholders in the event they elect to redeem shares of Purchaser Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”); (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 18 months from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, the Purchaser after or concurrently with the consummation of a Business Combination. The Seller hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Seller hereby irrevocably waives any Claims it may have, against the Purchaser Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 5.15 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Stockholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to the Purchaser’s underwriters in connection with the IPO). The Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter into this Agreement. This Section 5.15 shall not limit the Seller’s right to seek specific performance against the Purchaser pursuant to Section 10.16, including the right to seek specific performance against the Purchaser to require the Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of the Purchaser’s conditions to the Closing in Sections 6.01 and 6.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust upon the Closing in accordance with the terms of this Agreement.

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Section 5.16 280G. Prior to the Closing Date, the Seller shall cause the Company to use its reasonable best efforts to seek valid waivers (collectively, the “Waivers”) of any payments and/or benefits that the Company reasonably determines may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), in form and substance reasonably satisfactory to the Purchaser, and shall use its reasonable best efforts to seek equityholder approval (in a manner satisfactory to the Purchaser), by such number of equityholders as is required pursuant to Section 280G(b)(5)(B) of the Code, of all such payments and/or benefits (the “Equityholder Approval”), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder, in each case, if such Waivers and Equityholder Approval are obtained. The Seller will cause the Company to provide the Purchaser with a reasonable opportunity to review and comment on all calculations and documents prepared in connection with the foregoing and will make such modifications thereto as are reasonably requested by the Purchaser.

Section 5.17 Purchaser SEC Reports. From the date of this Agreement to the Closing, the Purchaser shall timely file all forms, reports and documents required to be filed by it with the SEC under the Exchange Act or the Securities Act (each such form, report and document, an “Additional Purchaser SEC Report”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Additional Purchaser SEC Report shall fully comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 5.18 Post-Closing Payments with respect to Potential Acquisition.

(a) In the event the Potential Acquisition is consummated following the Closing, then concurrently with such consummation, the Purchaser shall pay $10,000,000 to the Seller pursuant to Section 5.18(e).

(b) The Purchaser shall pay to the Seller up to $25,000,000 of additional consideration (the “Potential Acquisition Earnout Amount”) in the event the Potential Acquisition has been consummated and the Potential Acquisition Earnout Requirements have been satisfied within the applicable measurement period set forth in Section 1.1(e) of the Seller Disclosure Letter.

(c) From and after the closing of the Potential Acquisition through the end of the measurement periods related to the Potential Acquisition Earnout Requirements, the Company shall, and after the Closing the Purchaser shall cause the Company to: (i) operate the business to which the Potential Acquisition relates in a reasonable and prudent manner; (ii) use its reasonable best efforts to provide the resources necessary to operate the Business in the Ordinary Course of Business, including using reasonable best efforts to maintain relationships and goodwill with customers, employees, and others having relationships with such business as well as to maximize revenue and profitability; (iii) maintain sufficient records to enable the Potential Acquisition Earnout Requirements to be calculated in a transparent manner; and (iv) not take any action which is knowingly intended, by any means, to deprive the Seller of the benefits provided by this Section 5.18.

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(d) The Potential Acquisition Earnout Amount that may be payable in accordance with this Agreement shall be calculated by the Purchaser based on the books and records of the Acquired Entities. Purchaser will inform and provide written notice to the Seller of the amount of any Potential Acquisition Earnout Amount within 20 Business Days after the expiration of any applicable measurement period related to the Potential Acquisition Earnout Requirements, and the Purchaser will provide the Seller with reasonable supporting detail for such calculations, including reasonable access to employees and records of the Acquired Entities. If the Seller does not deliver a written notice of dispute to the Purchaser within 30 days of receiving notice for the applicable measurement period, then the Purchaser’s determinations with respect to the Potential Acquisition Earnout Amount for such measurement period shall be deemed final and binding. If the Seller does deliver a written notice of dispute of the amount of the Potential Acquisition Earnout Amount within such time, and the Parties are unable to agree on a final resolution within 30 days of delivery of such notice, then the Parties shall jointly submit the dispute for arbitration to a nationally recognized independent accounting firm to resolve the dispute.

(e) Any Potential Acquisition Earnout Amount or payment pursuant to Section 5.18(a) that is payable hereunder shall be paid, at the discretion of the Purchaser’s Board of Directors in cash or shares of Purchaser Common Stock or any combination thereof. To the extent any shares of Purchaser Common Stock are issued in satisfaction of any Potential Acquisition Earnout Amount that is payable, the value of each such share shall be an amount equal to the volume-weighted average price per share of Purchaser Common Stock on the NYSE for the five consecutive trading days preceding (but not including) the date on which it is finally determined that any portion of the Potential Acquisition Earnout Amount is payable. To the extent any such payment is paid in cash, such payment will be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller.

Section 5.19 Registration Rights. To the extent that the Purchaser enters into a registration rights agreement pursuant to an Investor Agreement that provides for terms to applicable subscribers that are more favorable to such subscribers than the terms of the Amended and Restated Registration Rights Agreement are to the Seller, then the Amended and Restated Registration Rights Agreement shall be amended to reflect such more favorable terms.

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ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable Law:

(a) No Misrepresentations or Breach of the Seller’s Covenants. (i) The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Seller contained in Article III of this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect, and (iii) the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller, to the foregoing effect.

(b) Ancillary Agreements. The Purchaser shall have received a counterpart signature page for each Ancillary Agreement to which the Seller or an Acquired Entity is specified to be a party, duly executed by the Seller or Acquired Entity as well as all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the transactions contemplated hereby.

(c) Board of Managers Declaration. The Purchaser shall have received a declaration of the board of managers of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of the Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(d) FIRPTA Certificate. The Purchaser shall have received fully-executed FIRPTA Certificates.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof.

(f) Lock-Up Agreement. The Purchaser shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit E.

(g) Investor Rights Agreement. The Purchaser shall have received a fully-executed Investor Right Agreement in substantially the form attached hereto as Exhibit F.

(h) Termination of Certain Contracts. The Contracts set forth on Section 6.01(i) of the Seller Disclosure Letter shall each have been terminated, without further force or effect, effective as of immediately prior to the Closing and the Purchaser shall have received the applicable fully-executed written Contracts to such effect.

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Section 6.02 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Seller to the extent permitted by applicable Law:

(a) No Misrepresentations or Breach of Covenants and Warranties. (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in Article IV of this Agreement (without giving effect to any limitation as to “materiality” or “Purchaser MAE” qualifiers) shall be true in all respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Purchaser MAE, and (iii) the Seller shall have received a certificate signed by a duly authorized officer of the Purchaser to the foregoing effect

(b) Payment of Cash Purchase Price. The Seller shall have received the Cash Purchase Price less the Seller Transaction Expenses in accordance with Section 2.03.

(c) Issuance of Purchase Price Common Stock. The Seller shall have been issued the shares of Purchase Price Common Stock in accordance with Section 2.04.

(d) No Purchaser MAE. There shall not have occurred a Purchaser MAE since the date hereof.

(e) Ancillary Agreements. The Seller shall have received a counterpart signature page for each Ancillary Agreement to which the Purchaser is specified to be a party, duly executed by the Purchaser as well as all other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the Transactions.

(f) Secretary’s Certificate. The Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(g) Resignations. The Seller shall have received evidence of the resignations of each director, officer and employee of the Purchaser, each in form and substance reasonably satisfactory to the Seller.

(h) Registration Rights. The Seller and the Purchaser shall have entered into the Amended and Restated Registration Rights Agreement in substantially the form attached as Exhibit F hereto (as the same may be amended in accordance with the provisions of Section 5.19).

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(i) No Unapproved Shares. Except for (i) the Preferred Shares to be issued pursuant to the Backstop and Subscription Agreement, the JFL Subscription Agreement and any Direct Subscription Agreement entered into in accordance with Section 5.12(c) and (ii) the shares of Purchaser Common Stock to be issued pursuant to this Agreement, the Investor Agreements and the Exchange and Forfeiture Agreement, from the date of this Agreement through the Closing no Preferred Shares or shares of Purchaser Common Stock shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Seller.

(j) Listing. The shares of Purchase Price Common Stock to be issued pursuant to the Transactions (including any such shares to be issued with respect to the Potential Acquisition Earnout Amount), and the shares of Purchaser Common Stock to be issued pursuant to the Exchange and Forfeiture Agreement and the Investor Agreements shall have been approved for listing on the NYSE, subject to official notice of the issuance thereof.

(k) Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. (i) The Second Amended and Restated Certificate of Incorporation shall have been approved; and (ii) the Amended and Restated Bylaws shall have been adopted by the Board of Directors of the Purchaser, and each shall be effective as of the Closing.

(l) Board and Committee Appointments. The members of the board of directors of the Purchaser, and any committees thereof, in each case as set forth on Annex I (subject to any changes thereto made in accordance with this Agreement), shall have been approved and appointed to their respective position(s) (including any role as chairman indicated thereon), and the Purchaser shall have offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the Purchaser Governing Documents), effective as of the Closing and in substantially the form attached as Exhibit G hereto.

(m) Management Incentive Plan. The Management Incentive Plan shall have been approved by the Purchaser’s stockholders.

(n) Investor Agreements; Founder Voting Agreement. Each of the Investor Agreements and the Founder Voting Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects, and if the Seller shall have exercised its rights to enforce any Investor Agreement or the Founder Voting Agreement pursuant to the terms thereof and hereof, such Subscriber (as defined in the applicable Investor Agreement) or Founder Stockholder, as applicable, shall have complied with and consummated its obligations with respect thereto.

(o) Exchange and Forfeiture Agreement. The Exchange and Forfeiture Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects.

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(p) Completion of Offer. The Offer shall have been completed in accordance with the Offer Documents.

(q) Lock-Up Agreement. The Seller shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit E.

(r) Investor Rights Agreement. The Seller shall have received a fully-executed Investor Rights Agreement in substantially the form attached hereto as Exhibit H.

Section 6.03 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) Receipt of HSR Approval. The HSR Approval shall have been obtained.

(b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby, and there shall not be any pending Investigation by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

(d) Net Tangible Assets. The Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(e) Credit Agreement Compliance. (i) The Credit Agreement shall be in effect; (ii) no Default or Event of Default (as each such term is defined in the Credit Agreement) shall have occurred and be continuing under the Credit Agreement; and (iii) consummation of the Transactions will not result in a Default or Event of Default under the Credit Agreement.

ARTICLE VII
TERMINATION

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of the Purchaser and the Seller.

Section 7.02 Termination by the Purchaser or the Seller. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either the Purchaser or the Seller if any permanent injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions shall have become final and non-appealable.

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Section 7.03 Termination by the Purchaser. The Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Seller:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of the Seller shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.01(a) incapable of fulfillment, and such violation or breach has neither been waived by the Purchaser nor cured by the Seller within 30 days of the Seller’s receipt of written notice of such violation or breach from the Purchaser; provided, however, that the right to terminate this Agreement under this Section 7.03(a) shall not be available to the Purchaser if the Purchaser is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(b) if (i) the Closing shall not have occurred by November 30, 2018 (the “Termination Date”); provided, that the Termination Date may be extended by mutual written consent of the Purchaser and the Seller and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of the Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 7.04 Termination by the Seller. The Seller may terminate this Agreement at any time prior to the Closing by written notice to the Purchaser:

(a) if the Cash Purchase Price is less than the difference between (i) $125,000,000 minus (ii) unpaid Purchaser Transaction Expenses;

(b) upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of the Purchaser shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.02(a) incapable of fulfillment, and such violation or breach has neither been waived by the Seller nor cured by the Purchaser within 30 days of the Purchaser’s receipt of written notice of such violation or breach from the Seller; provided, however, that the right to terminate this Agreement under this Section 7.04(b) shall not be available to the Seller if the Seller is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements; or

(c) if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before such date is not caused by a failure of the Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

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Section 7.05 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all further obligations of the Parties under this Agreement (other than those contained in Section 5.05, this Article VII, Article X and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to the other Party; provided, that nothing herein shall relieve any Party from liability for such Party’s willful breach of this Agreement prior to such termination; provided, further, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of this Agreement in accordance with its terms neither the Seller nor the Purchaser shall be relieved or released from liability for willful breach of this Agreement or for intentional fraud under applicable Law.

ARTICLE VIII
TAX MATTERS

Section 8.01 Cooperation. After the Closing Date, the Purchaser and the Seller shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Acquired Entities and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Acquired Entities for all periods that end prior to or on the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

Section 8.02 Income Tax Treatment and Allocation.

(a) For all purposes of the Agreement, in the case of a Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Entities terminated at the end of the Closing Date; provided that the Parties agree that any Tax deductions for compensatory payments made to employees, consultants or independent contractors of the Acquired Entities relating to the consummation of the Transactions shall, to the extent permitted by applicable Laws, be treated as allocable to such Pre-Closing Tax Period.

(b) The Seller and the Purchaser agree to treat, and to cause their respective Affiliates to treat, the sale and purchase of the Membership Interests pursuant to this Agreement as the sale and purchase of the stock of each of NRC US Holding Company, LLC, NRC Int. Holding Company, LLC and SES Holdco, LLC for U.S. federal income Tax purposes. The Seller and the Purchaser shall, and shall cause their respective Affiliates, to allocate the Total Purchase Price and any assumed liabilities treated as amounts realized and any other relevant amounts for U.S. federal income Tax purposes in a manner consistent with the Allocation. The Seller and the Purchaser shall not, and shall cause their respective Affiliates not to, file any Tax Return inconsistent with this Section 8.02.

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Section 8.03 No Section 338 Election. The Purchaser shall not make, and shall cause its Affiliates not to make, an election under Section 338 of the Code with respect to any actual or deemed sale and purchase of stock for U.S. federal income Tax purposes pursuant to this Agreement without the prior written consent of the Seller.

ARTICLE IX
POST-CLOSING COVENANTS

Section 9.01 Director and Officer Liability; Indemnification.

(a) If the Closing occurs, the Purchaser shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member, manager, Affiliate and agent of the Acquired Entities, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the Acquired Entities to survive the consummation of the Transactions and continue in full force and effect and be honored by the Acquired Entities after the Closing. The obligations of the Purchaser under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, the Purchaser shall cause the Acquired Entities to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b) In the event the Purchaser, the Acquired Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, the Purchaser shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser or the Acquired Entities, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Section 9.01.

(c) The Seller shall, or shall cause its Affiliates to, obtain a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the Closing Date, for the benefit of the Acquired Entities or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date.

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Section 9.02 Preservation of, and Access to, Books and Records. For a period of six and one-half years from and after the Closing (or such longer period as may be required by any Governmental Authority or ongoing Action):

(a) the Purchaser shall not, and shall not permit any Acquired Entity to, destroy, alter or otherwise dispose of any of the books and records and files of any of the Acquired Entities relating to the period preceding the Closing Date, without first giving 30 days’ prior written notice to the Seller. Upon such notice, the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30-day period, to take possession of the records and files within 15 days after the date of such notice. The Purchaser shall bear the costs associated with preserving these records.

(b) the Purchaser shall allow, and shall cause the Acquired Entities to allow, the Seller and any of the Seller’s Representatives reasonable access during normal business hours to all employees and files of the Acquired Entities and any books and records and other materials of the Acquired Entities relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the Transactions (including the preparation of any Tax Return, amended Tax Return or claim for refund of Taxes (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date), to comply with the rules and regulations of the Internal Revenue Service or any other Governmental Authority or otherwise relating to the Seller’s other businesses or operations, including in connection with the preparation and audit of an Acquired Entity’s financial statements.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Except as expressly provided herein, at the Closing, (a) each of the Seller and the Purchaser shall cause the Company to pay the Seller Transaction Expenses and the Purchaser Transaction Expenses. Neither the Purchaser nor the Seller nor any Acquired Entity shall bear any costs or expenses of any kind incurred by the Sponsor. Except as expressly provided herein, if this Agreement is validly terminated in accordance with Article VII, the Seller shall pay the Seller Transaction Expenses and the Purchaser shall pay the Purchaser Transaction Expenses. In the event this Agreement is validly terminated in accordance with Article VII (except in the event of a valid termination pursuant to Section 7.03(a)), then (a) if the Purchaser redeems shares of Purchaser Common Stock in connection with a liquidation distribution from the Purchaser Trust due to a Business Combination not being timely completed, the Purchaser will reimburse the Seller or the Acquired Entities, as the case may be, for all Company Transaction Expense incurred prior to such termination and for all Seller-Paid Purchaser Transaction Expenses incurred prior to such termination, in each case up to the then remaining balance of the Non-Trust Expense Account after satisfaction of the other then unpaid liabilities (if any) from such account, or (b) if a Purchaser Acquisition Transaction is completed by the Purchaser, then the Purchaser will reimburse the Seller or the Acquired Entities, as the case may be, for all Company Transaction Expense incurred prior to such termination and for all Seller-Paid Purchaser Transaction Expenses incurred prior to such termination.

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Section 10.02 Survival. The agreements and obligations of the Parties under Section 7.05 and this Article X shall survive, as the case may be, (a) the valid termination of this Agreement in accordance with Article VII hereof or (b) the Closing. The agreements and obligations of the Parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and/or the valid termination of this Agreement. Notwithstanding the foregoing, the representations and warranties in Section 3.02(a) shall survive the Closing until the one-year anniversary of the Closing Date (on which date such representations and warranties shall terminate), and the Purchaser shall be entitled to make a claim against the Seller for a breach thereof until such date; provided that, except in the case of intentional fraud, Purchaser shall not be entitled to claim or recover with respect to a breach thereof an aggregate monetary amount in excess of the Cash Purchase Price.

Section 10.03 Consequences of Breach. Except in the case of intentional fraud, there shall be no remedy available to the Purchaser or the Acquired Entities and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Purchaser Parties”) for any and all losses that are sustained or incurred by any of the Purchaser Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Seller’s representations or warranties contained in this Agreement. Except for the purpose of determining the obligations of the Purchaser to consummate the Transactions in accordance with Section 6.01(a)(ii), (a) the representations and warranties provided by the Seller in this Agreement (including Article III) are provided for informational purposes only and (b) the Seller shall have no liability to any Purchaser Party for any losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Seller contained in this Agreement. Except in the case of intentional fraud, there shall be no remedy available to the Seller and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Seller Parties”) for any and all losses that are sustained or incurred by any of the Seller Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Purchaser’s representations or warranties contained in this Agreement. Except for the purpose of determining the obligations of the Seller to consummate the Transactions in accordance with Section 6.02(a)(ii), (a) the representations and warranties provided by the Purchaser in this Agreement (including Article IV) are provided for informational purposes only and (b) the Purchaser shall have no liability to any the Seller Party for any losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Purchaser contained in this Agreement.

Section 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 10.05 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally (a) agrees that any Action, at law or equity, arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such Action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence an Action against the other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 10.05. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence an Action against the other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 10.05.

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Section 10.06 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06.

Section 10.07 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one Business Day after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to the Purchaser, to:

Hennessy Capital Acquisition Corp. III
3485 North Pines Way,
Suite 110
Wilson, Wyoming 83014
Attention: Daniel J. Hennessy and Kevin Charlton
Email: dhennessy@hennessycapllc.com and kcharlton@hennessycapllc.com with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Jeffrey N. Smith and Dirk W. Andringa
Email: jnsmith@sidley.com and dandringa@sidley.com

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and to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Stuart Neuhauser and Joshua N. Englard
Email: neuhauser@egsllp.com and jenglard@egsllp.com

If to the Seller:

JFL-NRC-SES Partners, LLC
c/o J.F. Lehman & Company
110 East 59th Street, 27th Floor
New York, New York 10022
Attention: C. Alexander Harman, Glenn M. Shor and David L. Rattner
Email: cah@jflpartners.com, gms@jflpartners.com, and dlr@jflpartners.com with a copy (which shall not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Giles Elliott
Email: adermarkar@jonesday.com and gpelliott@jonesday.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 10.07.

Section 10.08 Successors and Assigns; Benefit.

(a) The rights of any Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b) This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties, the Company Indemnitiees pursuant to Section 9.01(a) and such permitted assigns, any legal or equitable rights hereunder.

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Section 10.09 Entire Agreement; Amendments; Waiver.

(a) This Agreement and the Annex and Exhibits and Disclosure Letters referred to herein, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents, whether express or implied, between or among any of the Parties with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the Parties. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 10.10 Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letters, Annex and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Articles, Exhibits, Annexes and Disclosure Letters, unless otherwise indicated, are references to Sections and Articles of and Exhibits, Annexes and Disclosure Letters to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference to any Contract or Permit is a reference to it as amended, modified and supplemented from time to time. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) “$” or “US$” means United States Dollars; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) references to a Person are also to its permitted successors and assigns; (g) all references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated and all payments hereunder shall be in US$; and (h) each accounting term used but not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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Section 10.12 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Time. Time shall be of the essence in and for purposes of this Agreement.

Section 10.14 Sales and Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, excise, and similar Taxes, if any, that are imposed in connection with or as a result of the consummation of the Transactions, shall be paid 50% by Purchaser as a Purchaser Transaction Expense and 50% by the Seller as a Seller Transaction Expense.

Section 10.15 Disclosure Letter. Each Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, except as and to the extent provided in this Agreement. The specification of any dollar amount in the representations or warranties (as applicable) contained in this Agreement or the inclusion of any specific item in the Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the Ordinary Course of Business, and none of the Parties shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Letter in any dispute or controversy with any Party as to whether any obligation, item or matter not included in a section of the Disclosure Letter is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or in the Ordinary Course of Business for the purposes of this Agreement. If any information required by this Agreement to be furnished in any section of the Disclosure Letter is contained in this Agreement or in any section of the Disclosure Letter, such information shall be deemed to be included in all sections of the Disclosure Letter to the extent it is reasonably apparent that such information is applicable to such other section of the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In no event shall any disclosure of such additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. The information contained in the Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party thereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Headings have been inserted in the sections of the Disclosure Letter for the convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

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Section 10.16 Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 10.17 No Recourse. Except in the case of intentional fraud, all Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.08), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of intentional fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Purchase Agreement as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP. III

By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Chairman of the Board and
Chief Executive Officer

THE SELLER:

JFL-NRC-SES PARTNERS, LLC

By:	/s/ C. Alexander Harman
	Name:	C. Alexander Harman
	Title:	President and Assistant Secretary

ANNEX I

Board of Directors and Committee Members

Subject to the Agreement and this Annex I, unless otherwise agreed by the Parties, effective as of the Closing, the Purchaser Board of Directors will consist of seven members, comprised as follows:

●	James O’Neil, Executive Chairman
●	The Chief Executive Officer of the Purchaser as of Closing;
●	Three nominees of the Seller, who are C. Alexander Harman, Glenn Shor and James Baumgardner
●	Two nominees of the Sponsor, who are Kevin Charlton and Daniel Hennessy, Vice-Chairman

To the extent prior to the Closing (a) any nominee of the Seller is no longer able to serve as a director or, in the case of C. Alexander Harman and Glenn Shor, is no longer affiliated with the Seller, then the Seller shall nominate such alternative individuals as may be reasonably acceptable to the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director; (b) any nominee of the Sponsor is no longer able to serve as a director or is no longer affiliated with the Sponsor, then the Sponsor shall nominate such alternative individuals as may be reasonably acceptable to each of the Seller and the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director; or (c) the Executive Chairman or Chief Executive Officer is no longer able to serve as a director or, in the case of the Chief Executive Officer, will no longer serve as the Chief Executive Officer of the Purchaser as of immediately following the Closing, then the Parties will cooperate to propose new individuals to serve as Executive Chairman or Chief Executive Officer, as applicable, for consideration by the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director.

The directors will be allocated in the following classes:

Class I – Term expires in 2019

●	Kevin Charlton
●	Glenn Shor

Class II – Term expires in 2020

●	C. Alexander Harman
●	Daniel Hennessy
●	James O’Neil

Class III – Term expires in 2021

●	Christian Swinbank
●	James Baumgardner

Annex I-1

The number of directors as of the Closing will be increased to the extent necessary: (a) to ensure that the total number of directors as of the Closing that will be nominated by the Seller is consistent with Section 2(a) of the Investor Rights Agreement, in which case the Seller will cooperate to identify such additional individuals as are reasonably acceptable to the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director; and (b) to comply with applicable Law and exchange rules and regulations with respect to independence of directors, in which case the Parties will cooperate to identify such additional individuals as are reasonably acceptable to the Parties for nomination by the Nominating and Corporate Governance Committee of the Purchaser Board of Directors for nomination as a director. Furthermore, to the extent that compliance with applicable exchange rules require or as required by the NYSE Staff in connection with the supplemental listing process, and such requirements cannot be satisfied by increasing the number of directors as of the Closing, the Parties will cooperate to amend the applicable percentages listed in Section 2(a)(i) of the Investor Rights Agreement, as necessary. Notwithstanding the foregoing, such amendments to the applicable percentages shall in no way modify in any material respect the right to appoint directors in a proportional amount to JFL’s beneficial ownership as contemplated in Section 2(a)(i) of the Investor Rights Agreement.

To the extent any additional directors are necessary, either as a result of Section 2(a) of the Investor Rights Agreement or due to applicable Law and exchange rules and regulations, such new director designees will be allocated proportionately among the classes of directors.

The composition of the following committees of the Purchaser Board of Directors as of the Closing will be as follows:

●	Audit Committee

o	James Baumgardner

o	James O’Neil

o	Daniel Hennessy

●	Compensation Committee

o	Glenn Shor

o	Kevin Charlton

●	Nominating and Corporate Governance Committee

o	Daniel Hennessy

o	James O’Neil

o	C. Alexander Harman

Annex I-2